Exhibit 10.1

Execution Version

$50,000,000

CREDIT AGREEMENT

among

EXTENDED STAY AMERICA, INC.,

as Borrower,

The Several Lenders from Time to Time Party Hereto,

DEUTSCHE BANK SECURITIES INC., JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA, CITIGROUP GLOBAL MARKETS INC., MERRILL

LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC,

MORGAN STANLEY SENIOR

FUNDING, INC. AND MACQUARIE CAPITAL (USA) INC.

as Syndication Agents,

and

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent

Dated as of August 30, 2016

DEUTSCHE BANK SECURITIES INC., JPMORGAN CHASE BANK, N.A., GOLDMAN

SACHS BANK USA, CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE,

FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, MORGAN STANLEY

SENIOR FUNDING, INC. AND MACQUARIE CAPITAL (USA) INC., as Joint Lead

Arrangers and Joint Bookrunners

3.7	Letter of Credit Payments	61
3.8	Applications	61
3.9	Existing Letters of Credit	61

Section 4.	REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition	61
4.2	No Change	61
4.3	Existence; Compliance with Law	62
4.4	Power; Authorization; Enforceable Obligations	62
4.5	No Legal Bar	62
4.6	Litigation	62
4.7	No Default	62
4.8	Ownership of Property; Liens	63
4.9	Intellectual Property	63
4.10	Taxes	63
4.11	Federal Regulations	64
4.12	ERISA	64
4.13	Investment Company Act; Other Regulations	64
4.14	Subsidiaries	65
4.15	Use of Proceeds	65
4.16	Environmental Matters	65
4.17	Accuracy of Information, etc.	66
4.18	Collateral Documents	67
4.19	Insurance	67
4.20	Anti-Corruption Laws and Sanctions	67

Section 5.	CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit	67
5.2	Conditions to Each Extension of Credit	71

Section 6.	AFFIRMATIVE COVENANTS

6.1	Financial Statements	72
6.2	Certificates; Other Information	73
6.3	Payment of Obligations	74
6.4	Taxes	74
6.5	Maintenance of Existence; Compliance	74
6.6	Maintenance of Property; Insurance	75
6.7	Inspection of Property; Books and Records; Discussions	75
6.8	Notices	76
6.9	Environmental Laws	76
6.10	Additional Collateral, etc.	77
6.11	Use of Proceeds	78
6.12	Know Your Customer	78
6.13	Further Assurances	78

6.14	Leases	79
6.15	Management Agreements	79
6.16	Post-Closing Requirements	79

Section 7.	NEGATIVE COVENANTS

7.1	Financial Condition Covenants	79
7.2	Indebtedness	80
7.3	Liens	81
7.4	Fundamental Changes	83
7.5	Restricted Payments	83
7.6	Transactions with Affiliates	84
7.7	Certain Amendments	84
7.8	Amendments to other Loan Documents Regarding Debt Incurrence	84

Section 8.	EVENTS OF DEFAULT

8.1	Events of Default	85

Section 9.	THE AGENTS

9.1	Appointment	88
9.2	Delegation of Duties	88
9.3	Exculpatory Provisions	88
9.4	Reliance by Administrative Agent	89
9.5	Notice of Default	89
9.6	Non-Reliance on Agents and Other Lenders	89
9.7	Indemnification	90
9.8	Agent in Its Individual Capacity	91
9.9	Successor Administrative Agent	91
9.10	Lead Arrangers; Joint Bookrunners; Syndication Agents	92
9.11	Agents May File Proofs of Claim	92
9.12	Agents under Collateral Documents and Subsidiary Guarantee	94
9.13	Appointment of Supplemental Agents	94

Section 10.	MISCELLANEOUS

10.1	Amendments and Waivers	95
10.2	Notices	96
10.3	No Waiver; Cumulative Remedies	98
10.4	Survival of Representations and Warranties	98
10.5	Payment of Expenses; Damages Waiver	98
10.6	Successors and Assigns; Participations and Assignments	100
10.7	Adjustments; Set-off	104
10.8	Counterparts	105
10.9	Severability	105
10.10	Integration	105
10.11	GOVERNING LAW	106

10.12	Submission To Jurisdiction; Waivers	106
10.13	Acknowledgements	106
10.14	Interest Rate Limitation	107
10.15	Releases of Liens	107
10.16	Confidentiality	107
10.17	WAIVERS OF JURY TRIAL	108
10.18	USA Patriot Act	108
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	109

v

SCHEDULES:

1.1A	Revolving Commitments
1.1B	Immaterial Subsidiaries
1.1C	Existing Letters of Credit
1.1D	Operating Leases
4.4	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
4.18	Collateral Filings
6.16	Post-Closing Obligations
7.2	Indebtedness
7.3	Liens
EXHIBITS:
A	Form of Subsidiary Guarantee
B	Form of Security Agreement
C	Form of Compliance Certificate
D	Form of Secretary’s Certificate
E	Form of Assignment and Assumption
F	Form of Exemption Certificates (1-4)
G	Form of Increasing Lender Agreement
H	Form of New Lender Agreement
I	[Reserved]
J	[Reserved]
K	Form of Subsidiary Perfection Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of August 30, 2016, among EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), DEUTSCHE BANK SECURITIES INC., JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA, CITIGROUP GLOBAL MARKETS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, MORGAN STANLEY SENIOR FUNDING, INC. AND MACQUARIE CAPITAL (USA) INC. as syndication agents (in such capacities, the “Syndication Agents”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day (which, if negative, shall be deemed to be 0.00%) plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lender”: as defined in Section 2.22(c)(ii).

“Administrative Agent”: Deutsche Bank AG New York Branch as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or is a director or officer of such Person or of an Affiliate of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Group Members concerning or relating to bribery or corruption.

“Applicable Margin”: for any day and for each Type of Loan, the rate per annum set forth under the relevant column heading below, as may be modified from time to time pursuant to Section 2.22(c):

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	2.00%	3.00%

“Application”: an application, in such form as an Issuing Lender may specify from time to time, requesting an Issuing Lender to open a Letter of Credit.

“Approved Counterparty”: any Agent, Lender or any Affiliate of an Agent or Lender at the time it entered into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2015, 2014 and 2013 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2015, 2014 and 2013.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Award”: any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any ESA Property.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“BREP”: collectively, Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI.F L.P. and Blackstone Real Estate Holdings VI L.P., each a Delaware limited partnership, together with their respective permitted successors and/or assigns.

“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs) and non-recurring expenses associated with rebranding and repositioning (including signage, marketing, advertising and naming) relating to the ESA Properties.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that Capital Lease Obligations shall not include any obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers’ acceptances, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended.

“Casualty”: a fire or other casualty that damages or destroys, in whole or in part, any ESA Property.

“Centerbridge”: Centerbridge Capital Partners, L.P., a Delaware limited partnership, together with its permitted successors and assigns.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control”: shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Sponsors, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Borrower’s Capital Stock and the Sponsors shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Borrower’s Capital Stock;

(b) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money permitted under Section 7.2 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class”: when used in reference to any Loan, shall refer to whether such Loan is an Existing Loan or Extended Loan (of the same Extension Series) and, when used in reference to any Revolving Commitment, refers to whether such Revolving Commitment is an Existing Commitment or an Extended Commitment (of the same Extension Series).

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is November 18, 2013.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents.

“Collateral Documents”: collectively, the Security Agreement, pledge agreements or other similar agreements delivered to the Administrative Agent.

“Commitment Fee Rate”: (a) 0.175% per annum, if the average daily Total Unused Commitment for the applicable period is less than 50% of the Total Revolving Commitments, or (b) 0.35% per annum, if the average daily Total Unused Commitment for the applicable period is equal to or greater than 50% of the Total Revolving Commitments.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Condemnation”: a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any ESA Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such ESA Property or any part thereof.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period of four consecutive fiscal quarters (each, a “Reference Period”), the ESA Net Operating Income for such Reference Period (a) plus, without duplication, the sum of (i) any recurring cash income of the Borrower or any of its Subsidiaries, (ii) to the extent reflected as a charge in the statement of such ESA Net Operating Income for such Reference Period, any non-cash expenses or losses and (iii) to the extent reflected as a charge in the statement of such ESA Net Operating Income for such Reference Period, any non-recurring or extraordinary expenses or losses, provided, that the amounts referred to in this clause (a)(iii) shall not exceed $100,000,000 in the aggregate after the Closing Date (net of any deductions pursuant to clause (b)(iii) below), and (b) minus the sum of (i) all actual non-property level management, marketing and other allocated general and administrative expenses of the Borrower or any Subsidiary thereof and all other expenses that appear on the income statement of the Borrower, (ii) to the extent included in the statement of such ESA Net Operating Income for such Reference Period, any non-cash income or gains, (iii) to the extent included in the statement of such ESA Net Operating Income for such Reference Period, any non-recurring or extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such ESA Net Operating Income for such Reference Period, gains on the sales of assets outside of the ordinary course of business), and (iv) any cash payments made during such Reference Period in respect of items described in clause (a)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of ESA Net Operating Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the

Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if at any time during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: as of any date, the total assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than Indebtedness under clause (f) and (g) of the definition thereof) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the Security Agreement.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lenders, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lenders or the Swingline Lender in

writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has become subject of a Bail-In Action or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lenders, the Swingline Lender and each Lender.

“Deposit Account”: a “deposit account” (as defined in the Uniform Commercial Code as in effect in the State of New York from time to time) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity of one or more direct or indirect Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“ESA Gross Income from Operations”: without duplication, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by or on behalf of Borrower, any Subsidiary of Borrower or Operating Lessee, or by Property Manager on behalf of Borrower, any Subsidiary of Borrower or Operating Lessee for the use, occupancy or enjoyment, or license to use, occupy or enjoy the ESA Properties, or received by Borrower, any Subsidiary of Borrower or Operating Lessee, or by Property Manager on behalf of Borrower, any Subsidiary of Borrower or Lessee, for the sale of any goods, services or other items sold on or provided from the Collateral in the ordinary course of the operation of the Collateral, including, without limitation: (i) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the ESA Properties, if any, including parking revenue; (ii) all income and proceeds received from food and beverage operations and from catering services conducted from the ESA Properties, if any, even though rendered outside of the ESA Properties; (iii) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the ESA Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (iv) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the ESA Properties); (v) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “ESA Gross Income from Operations” if received in the ordinary course of the operation of the ESA Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (vi) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on any reserve funds related to such ESA Properties; and (vii) all other income from operation of the ESA Properties, including, without limitation, laundry and vending income; but excluding, (1) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the ESA Properties, (2) consideration received at the ESA Properties for hotel accommodations, goods and services to be provided at other hotels not constituting, directly or indirectly, a portion of the ESA Properties, although arranged by, for or on behalf of Borrower, any Subsidiary of Borrower or Operating Lessee or Property Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the ESA Properties; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in ESA Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the employees at the ESA Properties; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the ESA Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the ESA Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) rent payments made and received under the Operating Leases and (12) proceeds from the sale of any ESA Property, including Net Sales Proceeds.

“ESA Group Member”: the collective reference to the Loan Parties and their respective Subsidiaries.

“ESA Net Operating Income”: for any period the amount obtained by subtracting ESA Operating Expenses for such period from ESA Gross Income from Operations for such period.

“ESA Operating Expenses”: without duplication, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the ESA Properties (excluding, (i) depreciation and amortization, (ii) [Reserved], (iii) any Capital Expenditures in connection with the ESA Properties, (iv) deposits required to be made to any reserve funds related to such ESA Properties, and (v) rent paid by Lessee under the Lease) incurred by any ESA Group Member or Operating Lessee (or by Property Manager on behalf of Operating Lessee pursuant to the Management Agreement, for the account of any ESA Group Member or Operating Lessee), or as otherwise specifically provided therein, which are properly attributable to the period under consideration under such ESA Group Member’s and/or Property Manager’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed, if any, and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, if any, including such items bearing the name or identifying characteristics of the hotels as such ESA Group Member, Operating Lessee and/or Property Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the ESA Properties to the appropriate operating departments); (b) salaries and wages of personnel of the ESA Properties (regardless of whether such personnel are employees of a ESA Group Member, Operating Lessee or Property Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the ESA Properties whose primary duties consist of the management of the ESA Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the ESA Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the ESA Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence; and (E) who are not compensated on an hourly basis, their families and their belongings to the area in which the ESA Properties are located at the commencement of their employment at the ESA Properties and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts; (c) the cost of all other goods and services obtained by any ESA Group Member, Operating Lessee or Property Manager in connection with its operation of the ESA Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators, if any), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the ESA Properties; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the ESA Properties (as distinguished from any property damage insurance on the ESA Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that ESA Group Member and Property Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against any ESA Group Member, Operating Lessee or Property Manager with respect to the operation of the ESA Properties; (g) without duplication of any amount paid or reimbursed under the Management Agreement, legal fees and fees of any firm of independent certified public accounts designated from time to time by any ESA Group Member (the “Independent CPA”) for services directly related to the operation of the ESA Properties; (h) without duplication of any amount paid or reimbursed under the Management Agreement, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; (i) without duplication of any amount paid or reimbursed under the Management Agreement all expenses for advertising for the ESA Properties and all expenses of sales promotion and public relations activities; (j) without duplication of any amount paid or reimbursed under the Management Agreement, all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by any ESA Group Member, Operating Lessee or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the ESA Properties under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by any ESA Group Member, Operating Lessee or any of their Affiliates other than the offices maintained at the ESA Property for the management of such ESA Property and excluding transportation costs of ESA Group Members, Operating Lessee or the Property Manager related to meetings between the ESA Group Member, Operating Lessee and Property Manager with respect to administration of the Management Agreement or of the ESA Properties involving travel away from such party’s principal executive offices); (k) without duplication of any amount paid or reimbursed under the Management Agreement, the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to ESA Properties in ESA Group Member’s system; (l) the cost associated with any retail Leases and all costs and expenses of owning, maintaining, conducting and supervising the operation of the ESA Properties to the extent such costs and expenses are not included above; and (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Property Manager under the Management Agreement.

“ESA Properties”: the facilities and properties owned, leased or operated by any ESA Group Member.

“ESH Cash Collateralized”: “Cash Collateralized”, as defined in the ESH Credit Agreement as of the Closing Date.

“ESH Credit Agreement”: that certain Credit Agreement, dated as of August 30, 2016, by and among ESH REIT, those lenders party thereto, the issuing lender party thereto and Deutsche Bank AG New York Branch, as administrative agent.

“ESH Issuing Lender”: “Issuing Lender”, as defined in the ESH Credit Agreement as of the Closing Date.

“ESH Letters of Credit”: “Letters of Credit”, as defined in the ESH Credit Agreement as of the Closing Date.

“ESH Parties”: the collective reference to ESH REIT and its Subsidiaries.

“ESH REIT”: ESH Hospitality, Inc., a Delaware corporation.

“ESH Revolving Loans”: “Revolving Loans”, as defined in the ESH Credit Agreement as of the Closing Date.

“ESH Senior Notes”: collective reference to the “Senior Notes” and the “New Senior Notes”, each as defined in the ESH Credit Agreement as in effect as of the date hereof.

“ESH Total Revolving Commitments”: “Total Revolving Commitments”, as defined in the ESH Credit Agreement as of the Closing Date.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum (which, if negative, shall be deemed to be 0.00%) determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Property”: (a) any fee owned real property with a value of less than $5,000,000, and all leasehold interests (including landlord waivers, estoppels and collateral access letters); (b) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims with a value of less than $5,000,000; (c) pledges and security interests prohibited by law, rule regulation in each case for so long as such prohibition remains in effect, or pursuant to any contractual obligation existing on the Closing Date (or in the case of Indebtedness existing on the Closing Date, pursuant to any Permitted Refinancing thereof); (d) equity interests of any Foreign Subsidiary or Disregarded Domestic Person (other than 65% of the outstanding voting equity interests (and 100% of the non-voting equity interests) of any first-tier Foreign Subsidiary or Disregarded Domestic Person); (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (in each case for so long as such prohibition remains in effect), other than receivables and proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (f) interests in partnerships, joint ventures and non-wholly owned Subsidiaries which cannot be pledged without the consent of one or more third parties; (g) [reserved]; (h) equity interests of any Immaterial Subsidiaries; (i) those assets as to which the Administrative Agent and the Borrower reasonably determine that the burden or cost of obtaining such a security interest or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby; and (j) assets located or titled in any non-U.S. jurisdiction.

“Excluded Subsidiaries”: (a) any Domestic Subsidiary that is prohibited by law, regulation or by any contractual obligation existing on the Closing Date (or in the case of Indebtedness existing on the Closing Date, pursuant to any documentation included with respect to any Permitted Refinancing thereof) or on the date such Subsidiary is acquired (so long as such prohibition is not incurred in contemplation of such acquisition) from providing such guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guaranty or where the provision of such guaranty would result in material adverse tax consequences as reasonably determined by the Borrower, (b) any Subsidiary that is a Disregarded Domestic Person, (c) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and any Domestic Subsidiary that is an indirect Subsidiary of a Disregarded Domestic Person, (d) any Immaterial Subsidiaries, (e) any subsidiary to the extent that the burden or cost of providing a guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower, and (f) the ESH Parties.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Subsidiary Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Subsidiary Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures

Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 23 of the Subsidiary Guaranee and any other applicable agreement for the benefit of such Subsidiary Guarantor and any and all applicable guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Subsidiary Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, a Revolving Commitment, or a Swingline Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Revolving Commitment, or Swingline Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class”: as defined in Section 2.22(b)(ii).

“Existing Commitments”: as defined in Section 2.22(b)(ii).

“Existing Credit Facility”: the Credit Agreement, dated as of November 18, 2013, by and among Extended Stay America, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, the issuing lender and the swingline lender party thereto, as amended, restated or otherwise modified from time to time.

“Existing Issuing Lenders”: the “Issuing Lenders”, as defined in the Existing Credit Facility.

“Existing Letters of Credit”: the “Letters of Credit” (as defined in the Existing Credit Facility) issued under the Existing Credit Facility and scheduled on Schedule 1.1C.

“Extended Commitments”: as defined in Section 2.22(b)(ii).

“Extended Loans”: as defined in Section 2.22(b)(ii).

“Extending Lender”: as defined in Section 2.22(b)(iii).

“Extension Amendment”: as defined in Section 2.22(b)(iv).

“Extension Election”: as defined in Section 2.22(b)(iii).

“Extension Request”: as defined in Section 2.22(b)(ii).

“Extension Series”: all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to an Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations with respect to the Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 5.1(b)(i). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Loan Parties and their respective Subsidiaries (other than the ESH Parties).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hotel Tax”: federal, provincial, state and municipal excise, occupancy sales and use taxes collected by or on behalf of Borrower or any Subsidiary of Borrower directly from patrons or guests of the ESA Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Immaterial Subsidiary”: any Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, (i) did not have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 7.5% of the Consolidated Total Assets or revenues representing in excess of 7.5% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.1B.

“Increasing Lender Agreement”: an Increasing Lender Agreement, substantially in the form of Exhibit G.

“Increasing Repriced Lender”: as defined in Section 2.22(c)(ii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (other than customary reservations or retentions of title under agreements entered into in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) net obligations of such Person in respect of Swap Agreements, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned or (C) non-compete or consulting obligations incurred in connection with acquisitions permitted under this Agreement.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders of the Class participating therein, such other period that is twelve months or less) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders of the Class participating therein, such other period that is twelve months or less) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Intstitute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: each Lender (other than Macquarie Capital Funding LLC or its Affiliates) in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender(s). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliates or branches with respect to Letters of Credit issued by such Affiliate or Branch.

“Joint Bookrunners”: the collective reference to Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and Macquarie Capital (USA) Inc.

“L/C Commitment”: $50,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired or otherwise terminated by its terms but (i) is subject to any pending drawing or (ii) any amounts may still be drawn thereunder by reason of the operation of Rule 3.13 of Rule 3.14 of the ISP, then, in any such event referred to in the preceding clauses (i) or (ii), such Letter of Credit shall be deemed not to have terminated or expired, and to be “outstanding” in that portion of its amount that has not yet been disbursed in respect of drawings.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lenders.

“Lead Arrangers”: the collective reference to Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and Macquarie Capital (USA) Inc.

“Lease”: with the exception of (a) any occupancy agreement with hotel guests at any ESA Property, or (b) gas, oil or mineral rights leases with respect to any ESA Property provided such lease does not have a material adverse effect on the business operations or value of the applicable ESA Property, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), including, without limitation, the Operating Lease, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any ESA Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lenders”: as defined in the preamble hereto.

“Lessee”: collectively, those lessees party to the Leases from time to time.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Subsidiary Guarantee, the Collateral Documents, the Notes, any Increasing Lender Agreement, any New Lender Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the Borrower and the Subsidiary Guarantors.

“Majority in Interest”: when used in reference to Lenders of any Class, means, at any time the holders of more than 50% of the aggregate amount of the Revolving Commitments of such Class then in effect or, if the Revolving Commitments have been terminated, the aggregate amount of the Revolving Extensions of Credit of such Class outstanding at such time; provided, that the Revolving Commitments of, and the portion of the aggregate amount of the Revolving Commitments held or deemed held by, any Defaulting Lender shall be disregarded in determining Majority in Interest at any time.

“Management Agreement”: collectively, those management agreements by and among the Property Manager, the ESA Group Members party thereto and those other parties party thereto from time to time.

“Material Adverse Effect”: any material adverse change to or effect on (a) the business, operations, properties or condition (financial or otherwise) of the Group Members, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Operating Leases” means (i) that certain Amended and Restated Lease Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust and ESH/TN Properties L.L.C., collectively, as Landlord, and ESA P Portfolio Operating Lessee Inc., as tenant, and (ii) any other Operating Lease from time to time representing greater than 20% of the ESA Properties in aggregate.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merrill Lynch”: Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Minimum Collateral Amount”: at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with Sections 2.9(a) or (c), 2.22(c)(iv), or 2.24(a)(i), (ii) or (iii), an amount equal to 105% of the principal outstanding amount of all L/C Obligations subject to such provision and (iii) with respect to Cash Collateral consisting of cash or deposit account balances provided for purposes of determining the obligation of the Loan Parties to comply with the provisions of Section 7.1, an amount equal to 105% of the principal outstanding amount of all L/C Obligations.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Sales Proceeds”: shall mean, the excess, if any, of the sales proceeds in an arms’ length transaction over the sum of (a) actual out-of-pocket expenses (including transfer taxes, brokerage commission, and reasonable and customary transaction costs payable to unaffiliated third parties) incurred by, or on behalf of, the applicable Group Member and (b) any contractual holdbacks, escrows and similar amounts (which amounts shall constitute Net Sales Proceeds if, as and when released to the applicable Group Member), in each case in connection with the conveyance of any ESA Property

“New Lender Agreement”: a New Lender Agreement, substantially in the form of Exhibit H.

“New Repriced Lender”: as defined in Section 2.22(c)(ii).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: (x) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Notwithstanding the foregoing, the obligations of the Borrower or any Subsidiary Guarantor under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Subsidiary Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Subsidiary Guarantor shall in no event include any Excluded Swap Obligations of such Subsidiary Guarantor.

“Operating Lease”: means those operating leases listed in Schedule 1.1D and those certain Leases entered into from time to time between the Borrower or any Subsidiary thereof, as the lessee, and an Operating Lessor thereunder, as lessor, with respect to the ESA Properties.

“Operating Lessee” means collectively those lessees party to the Operating Leases from time to time.

“Operating Lessor” means collectively those lessors party to the Operating Leases from time to time.

“Other Charges”: all, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any ESA Property, now or hereafter levied or assessed or imposed against such ESA Property or any part thereof.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Paulson”: Paulson Advantage Plus Master Ltd., an Exempted Company incorporated in the Cayman Islands with limited liability, together with its successors and permitted assigns.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that: (i) the principal amount (or accreted value, if applicable) of the modifying, refinancing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (ii) the Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (excluding the effects of nominal amortization in an amount no greater than one percent per annum); (iii) if the Refinanced Indebtedness is subordinated to the Obligations, (A) to the extent the Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Refinancing

Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Refinanced Indebtedness, and (B) to the extent Liens securing such Refinanced Indebtedness are subordinated to Liens securing the Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement (and an intercreditor agreement may be amended in a manner acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Obligations on a basis consistent with the intercreditor agreement prior to such modification, refinancing, refunding, renewal or extension); (iv) the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness; (v) the direct or any contingent obligor on the Refinanced Indebtedness is not changed as a result of or in connection with such modification, refinancing, refunding, renewal or extension; and (vi) the interest rate applicable to any such Refinancing Indebtedness does not exceed the then applicable market interest rate.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code that could reasonably be expected to have a Material Adverse Effect.

“Projections”: as defined in Section 6.1(c).

“Properties”: as defined in Section 4.16(a).

“Property Manager”: collectively, those certain managers engaged to manage the ESA Properties.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Subsidiary Guarantor that, at the time the relevant Subsidiary Guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Real Property”: collectively, all right, title and interest (including any leasehold estate, mineral or other estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership or, lease or operation thereof.

“Recipient”: (a) the Administrative Agent, (b) any Lender, (c) any Issuing Lender and (d) the Swingline Lender, as applicable.

“Refinancing” means the repayment in full of all Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Facility, with the proceeds of the Revolving Loans made on the Closing Date and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Refunded Swingline Loans”: as defined in Section 2.4(b).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Repriced Commitments”: as defined in Section 2.22(c)(ii).

“Repricing Amendment”: as defined in Section 2.22(c)(iii).

“Repricing Election”: as defined in Section 2.22(c)(ii).

“Repricing Request”: as defined in Section 2.22(c)(i).

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided, that the Revolving Commitments of, and the portion of the Total Revolving Extensions of Credit held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president or chief financial officer of a Person, or, with respect to a Sponsor, a director, authorized signatory, assistant secretary, managing director or assistant treasurer thereof, but in any event, with respect to financial matters, the vice president of the applicable Loan Party with financial knowledge of such Loan Party.

“Restoration”: the repair and restoration of an ESA Property after a Casualty or Condemnation as nearly as possible to the condition the ESA Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be made in Borrower’s reasonable discretion.

“Restricted Payments”: as defined in Section 7.5.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or the New Lender Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Termination Date”: August 30, 2021, as such date may be extended pursuant to Section 2.22(b).

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in (a) and (b) hereof.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section 2.22(b) Additional Amendment”: as defined in Section 2.22(b)(iv).

“Secured Hedge Agreement”: any Swap Agreement permitted under Section 7 that is entered into by and between the Borrower or any Subsidiary Guarantor and any Approved Counterparty that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedge Agreement for the purposes of the Loan Documents.

“Secured Parties”: collectively, the Administrative Agent, the Lenders, the Issuing Lenders, any Approved Counterparty to a Secured Hedge Agreement or Treasury Services Agreement, and any other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement”: the Security Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit B.

“Senior Loan-to-Value Ratio”: as defined in (and calculated in accordance with the terms of) the ESH Credit Agreement as of the Closing Date.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Debt Incurrence Terms”: with respect to the ESH Senior Notes and the ESH Credit Agreement, and, in each case, the documentation related to the permitted refinancing of underlying Indebtedness related thereto, those terms and conditions that restrict the incurrence of indebtedness for borrowed money or Guarantee Obligations in respect thereof existing under such documents.

“Sponsor”: individually or collectively, as the context may require, Centerbridge, Paulson and BREP.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the applicable Loan Party.

“Subsidiary Guarantee”: the Subsidiary Guarantee to be made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit A.

“Subsidiary Guarantors”: each Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, in each case, other than Excluded Subsidiaries.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: Deutsche Bank AG New York Branch, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4(c).

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean the period of four consecutive fiscal quarters of the Borrower ended as of such date of determination.

“Threshold Amount”: means $50,000,0000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Total Unused Commitment”: at any time, an amount equal to the remainder of (x) the Total Revolving Commitments then in effect less (y) the Aggregate Exposure at such time.

“Transferee”: any Assignee or Participant.

“Treasury Services Agreement”: any agreement between the Borrower or any Subsidiary Guarantor and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services that has been designated to the Administrative Agent in writing by the Borrower as being a Treasury Services Agreement for purposes of the Loan Documents.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform System of Accounts”: the Uniform Systems of Accounts for Hotels (10th edition), as adopted by the American Hotel and Motel Association.

“United States”: the United States of America.

“U.S. Person”: any Person that in a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.18(f)(ii)(B)(3).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any ESA Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any ESA Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

1.3 Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., an “Existing Loan”, “Extended Loan”, “Existing Commitment” or “Extended Commitment”) or by Type (e.g., an “ABL Loan” or “Eurodollar Loan”).

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.14, the Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.2 Procedure for Revolving Loan Borrowing . The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time,

(a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount, Class and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans unless the Borrower has provided to the Administrative Agent and the Lenders a funding indemnity in form and substance reasonably satisfactory to the Administrative Agent. Each borrowing of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings of Revolving Loans that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender of the applicable Class thereof. Each Lender of the applicable Class will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the date that is seven (7) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Days’ notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Revolving Commitments. Subject to Section 2.22(b), the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, either (a) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (b) the aggregate amount of the Revolving Extensions of Credit with respect to any Class outstanding at such time would exceed the aggregate amount of the Revolving Commitments then in effect with respect to such Class. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect either (i) ratably among Classes or (ii) if not inconsistent with the Extension Amendment relating to Extended Commitments, first to the Revolving Commitments with respect to any Existing Commitments and second to such Extended Commitments; provided that, with respect to the Revolving Commitments of any Class, any such termination or reduction shall apply ratably to the Revolving Commitment of each Lender of such Class.

2.7 Repayment of Loans; Source of Funds; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the applicable Revolving Termination Date.

(b) None of the funds or assets of the Borrower that are used to pay any amount due on the Loans, Reimbursement Obligations or any other amounts due under this Agreement shall constitute funds obtained from transactions with or relating to Sanctioned Persons or Sanctioned Countries.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Loan or a Swingline Loan, the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender, the Swingline Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.8 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, on such Business Day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Each prepayment pursuant to this Section 2.8 shall be allocated pro rata to all Lenders according to their respective Revolving Percentages.

2.9 Mandatory Prepayments and Commitment Reductions. (a) If for any reason the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount; provided, however, that, subject to Section 2.24(a), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.9(a) unless after the prepayment in full of the Loans, Total Revolving Extensions of Credit exceed the Total Revolving Commitments then in effect.

(b) [Reserved]

(c) The application of any prepayment pursuant to Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.9 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment and Revolving Commitment reduction shall be allocated pro rata to all Lenders according to their respective Revolving Percentages.

2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender of the applicable Class thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender of the applicable Class thereof.

2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.12 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of the principal amount of, or any interest payable on, any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder or under any Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of any other amount, the rate applicable to ABR Loans plus 2%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate or the Federal Funds Effective Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority in Interest of any Class that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans with respect to such Class requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans with respect to such Class that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans with respect to such Class shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans with respect to such Class shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans with respect to such Class.

2.15 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any commitment fee shall be made pro rata according to the respective Revolving Percentages of the Lenders. Any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders except to the extent that this Agreement provides for reductions to be disproportionately allocated to a group of Lenders with respect to a particular Class pursuant to Section 2.6, in which case each reduction shall be allocated to the Lenders in such Class pro rata according to the respective Revolving Percentages of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders. Each payment of interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders, except to the extent that this Agreement provides that different Classes of Revolving Loans shall have different Applicable Margins, in which case each payment shall be allocated to the Lenders in such Class pro rata according to the respective Revolving Percentages of the relevant Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the

Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.16 Sharing of Payments by Lenders. (a) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Obligations or Swingline Loans held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in the L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.24 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.17 Change in Law. (a) If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Recipient that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) impose on such Recipient any other condition;

and the result of any of the foregoing is to increase the cost to such Recipient, by an amount that such Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Recipient, upon its demand, any additional amounts necessary to compensate such Recipient for such increased cost or reduced amount receivable. If any Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.18(e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the Swingline Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(i) For purposes of this Section 2.18, the term “Lender” includes the Issuing Lenders and the Swingline Lender.

2.19 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of 180 days.

2.20 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17 or 2.18 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that in the sole judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed costs or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

2.21 Replacement of Lenders. If any Lender (a) is entitled to additional compensation under Section 2.17 or 2.18, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), the Borrower, at its sole expense and effort, may cause such Lender to (and, if the Borrower so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more replacement financial institutions; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of any such replacement resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Issuing Lenders (such consent not to be unreasonably withheld), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment shall cease to apply.

2.22 Extension Options; Repricing Option.

(a) [Reserved]

(b) Extension Options. (i) [Reserved].

(ii) The Borrower may, from time to time, request that all or a portion of the Revolving Commitments existing at the time of such request (each, an “Existing Commitment”, and Loans related thereto, “Existing Loans”) of any Class (an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Loans (any such Existing Loans which have been so extended, “Extended Loans”, and any such Existing Commitments so extended, “Extended Commitments”). Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class and which such request shall be offered equally to all such Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be identical to the Revolving Commitments of the Existing Class from which they are to be extended except that (w) the scheduled final termination date of such Extended Commitments may be delayed to later dates than the scheduled final termination date of such Existing Class, (x) (A) the interest rates, interest margins, rate floors and upfront fees with respect to the Extended Commitment may be different than those for the Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) (A) the undrawn revolving commitment fee rate with respect to such Extended Commitments may be different than such rate for such Existing Commitments and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the latest Revolving Termination Date in effect prior to giving effect to such Extension Amendment, and (z) the terms of any Extended Commitments may also contain other differences from the Existing Class from which they are to be extended as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Class; provided that, notwithstanding anything to the contrary in this Section 2.22(b) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments as set forth in Section 2.6, treatment of which may be agreed between the Borrower and the Lenders relating to an Extension Series, or upon the Revolving Termination Date of a Class of Revolving Commitments) of Loans with respect to any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Class of Existing Commitments from which they were extended (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing, replacement letter of credit and swingline procedures of such Class of Existing Commitments) and (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Existing Classes set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Class converted into Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Class from which they were converted and from any other Existing Commitments.

(iii) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22(b). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent); provided that if any Lenders of an Existing Class fail to respond, such Lenders will be deemed to have declined to extend their Revolving Commitments. In the event that the aggregate amount of Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Revolving Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Revolving Commitments included in each such Extension Election (subject to rounding). Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.4 and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the date on which the Swingline Loan has to be repaid and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swingline Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22(b)(iv) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $25,000,000. Notwithstanding anything to the contrary in this Section 2.22(b) and without limiting the generality or applicability of Section 10.1 to any Section 2.22(b) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22(b) Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22(b) Additional Amendments are within the requirements of Section 2.22(b)(ii) and do not become effective prior to the time that such Section 2.22(b) Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22(b) Additional Amendments to become effective in accordance with Section 10.1. Such Extension Amendment shall provide that each of the representations and warranties made by a Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such extension, before and after giving effect to such extension, as if made on and as of such date. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.1 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(c) Repricing Option. (i) The Borrower may at any time and from time to time request that the Applicable Margin be modified. In order to modify the Applicable Margin pursuant to this Section, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (a “Repricing Request”) setting forth the proposed new Applicable Margin to be established. No Lender shall have any obligation to agree to continue to have Revolving Commitments under this Agreement to which the new Applicable Margin shall apply.

(ii) The Borrower shall provide the applicable Repricing Request at least ten (10) Business Days prior to the date on which Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22(c). Any Lender (an “Accepting Lender”) wishing to have all or a portion of its Revolving Commitments subject to such Repricing Request shall notify the Administrative Agent (a “Repricing Election”) on or prior to the date specified in such Repricing Request of the amount of its Revolving Commitments that it has elected to continue subject to the new Applicable Margin (the “Repriced Commitments”); provided that if any Lenders fail to respond, such Lenders will be deemed to have declined to continue their Revolving Commitments. In the event that the aggregate amount of Repriced Commitments is less than the Total Revolving Commitments as then in effect, the Borrower may arrange for any such shortfall to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, an “Increasing Repriced Lender”), and/or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Repriced Lender”), increasing their existing Revolving Commitments or extending Revolving Commitments, as the case may be; provided, that (A) the amount of increased Revolving Commitment of each Increasing Repriced Lender and each New Repriced Lender shall be subject to the approval of the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender and (B)(1) in the case of an Increasing Repriced Lender, the

Loan Parties, the Administrative Agent, the Issuing Lenders, the Swingline Lender and such Increasing Repriced Lender shall have executed an Increasing Lender Agreement and (2) in the case of a New Repriced Lender, the Loan Parties, the Administrative Agent, the Issuing Lenders, the Swingline Lender and such New Repriced Lender shall have executed a New Lender Agreement. No consent of any Lender (other than the Lenders participating in such repricing) shall be required for any change in the Applicable Margin pursuant to this Section 2.22(c).

(iii) The modification of the definition of Applicable Margin shall be established pursuant to an amendment (an “Repricing Amendment”) to this Agreement (which notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Accepting Lenders, Increasing Repriced Lenders and New Repriced Lenders) executed by the Loan Parties, the Administrative Agent, the Accepting Lenders, the Increasing Repriced Lenders and the New Repriced Lenders. No such Repricing Amendment shall become effective unless (w) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such increase, (x) the Borrower shall have paid all fees and other amounts (including, without limitation, pursuant to Section 10.5) due and payable by the Borrower in connection with such Repricing Amendment, (y) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Repricing Amendment, before and after giving effect to such Repricing Amendment, as if made on and as of such date, and (z) the Administrative Agent shall have received (1) documents consistent with those delivered on the Closing Date as to the corporate power and authority of the Loan Parties to enter into the Repricing Amendment, Increasing Lender Agreement and New Lender Agreement, as applicable, and to continue perform their obligations under the Loan Documents and (2) the Borrower shall have delivered or caused to be delivered customary legal opinions as reasonably requested by the Administrative Agent in connection with any such transaction, including (i) as to the enforceability of such Repricing Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Repricing Amendment does not conflict with or violate the terms and provisions of Section 10.1 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(iv) On the effective date of any Repricing Amendment, (A) the Revolving Commitments of any Lender that is not an Accepting Lender with respect to such Repricing Amendment shall be permanently reduced to zero and terminated, (B) each relevant Accepting Lender, Increasing Repriced Lender and New Repriced Lender shall make available to the Administrative Agent, for the benefit of the other Lenders, such amounts in immediately available funds as the Administrative Agent shall determine as being required in order to cause, after giving effect to such Repricing Amendment and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Revolving Percentage of such outstanding Revolving Loans (including, for the avoidance of doubt, the repayment in full of the principal on the Loans of any Lender that is not an Accepting

Lender), (C) to the extent that the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments after giving effect to any Repricing Amendment, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an amount not less than the applicable Minimum Collateral Amount multiplied by such excess amount, (D) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any Repricing Amendment (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.2) and (E) the participations in outstanding Letters of Credit and Swingline Loans shall be adjusted to reflect the then-applicable Revolving Percentage of each Lenders. The deemed payments made pursuant to clause (D) of the immediately preceding sentence shall be accompanied by (1) payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.19 if the deemed payment occurs other than on the last day of the related Interest Periods and (2) payment of all other amounts owed to any Lender that is not an Accepting Lender hereunder and under the other Loan Documents.

(v) Nothing contained in this Section 2.22(c) shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time.

2.23 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or to the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or with respect to drawings made under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the amount of such drawings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or the amount of such drawings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.23(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fees under Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees under Section 3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lenders and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lenders’ or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and participations in Letters of Credit of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments under the applicable Facility (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lenders shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.24 Cash Collateral.

(a) Delivery of Cash Collateral. If (i) an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such amount has not been reimbursed pursuant to Section 3.5, (ii) as of the date that is five (5) Business Days prior to the Revolving Termination Date there are any issued and outstanding Letters of Credit that have not been Cash Collateralized, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above), or within one (1) Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) (in all other cases), provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of clause (iv) above after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the applicable Defaulting Lender). In addition to the requirements pursuant to clauses (i) through (iv) above, the Borrower shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount on the terms and subject to the conditions set forth in other provisions of this Agreement.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral as security for the obligations which such Cash Collateral may be applied pursuant to Section 2.24(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral shall be maintained in a blocked, non-interest-bearing deposit account at the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lenders’ Fronting Exposure or to secure other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto

(including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.23 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.25 Event of Default Waterfall. After the exercise of remedies provided for in Section 8.1 (or after the Loans or L/C Obligations have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the last paragraph of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting accrued and unpaid fees (including pursuant to Sections 2.5 and 3.3), interest on the Loans, L/C Obligations, and any fees, premiums and scheduled perodic payments due under Treasury Services Agreements or Secured Hedge Agreements and other Obligations, indemnities and other amounts (other than principal) payable to the Secured Parties (including fees, charges and disbursements of counsel to the respective Lenders, the Swingline Lender and the Issuing Lenders), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third held by them; and

Fourth, to the Administrative Agent for the account of the applicable Issuing Lender, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower in an amount not less than the Minimum Collateral Amount.

Notwithstanding the foregoing, no amounts received from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligation of such Subsidiary Guarantor.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agree to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lenders; provided that the applicable Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided, however no Issuing Lender shall have any obligation to (x) issue trade or commercial (as opposed to standby) Letters of Credit without its consent or (y) issue any Letter of Credit in an amount in excess of its Revolving Percentage of the L/C Commitment.

(b) The Issuing Lenders shall not at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause any Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or one or more policies of such Issuing Lender instituted in good faith now or hereafter in effect and applicable to letters of credit generally or (ii) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition, the Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee at a rate separately agreed between the Borrower and the Issuing Lender on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c) In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the applicable Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lenders thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which an Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by an Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay (and the Administrative Agent may apply Cash Collateral provided for this purpose) to such Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against an Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by an Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the applicable Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.12(b) and (y) thereafter, Section 2.12(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against an Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. Each Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Existing Letters of Credit. On the Closing Date, without further action by any party hereto (including the delivery of a request for a Letter of Credit or any consent of, or confirmation by or to, the Administrative Agent), subject to the terms of this Section 3.9, (i) each Existing Letter of Credit issued by an Existing Issuing Lender hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be Letters of Credit issued under this Agreement, on behalf of the Borrower, and shall be subject to the terms and conditions hereof (including, without limitation Section 3.4(a)) as if each such Existing Letters of Credit were issued by the applicable Issuing Lender pursuant to this Agreement and (ii) each Existing Issuing Lender that has issued an Existing Letter of Credit shall be deemed to have granted each L/C Participant, and each L/C Participant shall be deemed to have acquired from such Existing Issuing Lender, on the terms and conditions of Section 3.4 hereof, for such L/C Participant’s own account and risk, an undivided participation interest in such Existing Issuing Lender’s obligations and rights under each such Existing Letter of Credit equal to such L/C Participant’s Revolving Percentage of (x) the outstanding amount available to be drawn under such Existing Letter of Credit and (y) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. The financial statements delivered pursuant to Section 5.1(b) present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, as of the date of each such financial statement. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject to year-end audit adjustments.

4.2 No Change. Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonable be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents).

4.6 Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. (a) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

(b) Except as would not have a Material Adverse Effect, (i) no Loan Party is a party to any agreement which requires or will require such Loan Party to pay any material property improvement plan fees or charges or requires or will require any Loan Party to renovate, update, upgrade, repair, enhance, or improve such Real Property as a result of the transactions contemplated by this Agreement or the other Loan Documents, and (ii) all Operating Leases and Management Agreements to which any Loan Party is a party are in full force and effect, are the legal, valid and binding obligations of each of the Loan Parties party thereto, enforceable in accordance with their terms (subject to applicable Debtor Relief Laws and by general principles of equity) and no consent is required in connection with any such agreements for the consummation of the transactions contemplated by this Agreement or the other Loan Documents, except as shall have been obtained prior to the Closing Date. In addition, (A) no material rights in favor of the applicable Loan Party under any Operating Lease or Management Agreement have been waived, canceled or surrendered; (B) all material amounts due and payable by any Loan Party under any Operating Lease or Management Agreement have been paid in full (except to the extent such payment is not yet overdue); (C) no Loan Party or any of its Subsidiaries is, to the knowledge of each Loan Party and its Subsidiaries, in material default under any Operating Lease or Management Agreement and no Loan Party or any of its Subsidiaries has received any notice of material default with respect to any Operating Lease or Management Agreement; and (D) to the knowledge of the Loan Parties, no counterparty to any Operating Lease or Management Agreement is in material default thereunder.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (except as permitted by Section 7.3), except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person against a Group Member challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of Intellectual Property and the conduct of each Group Member’s business as currently conducted, by each Group Member, does not infringe on or otherwise violate the rights of any Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such Taxes, fees or other charges.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12 ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; and (iv) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

4.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Loan Party and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors, (ii) directors’ qualifying shares and (iii) springing member interests held by independent managers) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

4.15 Use of Proceeds.

(a) The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes; provided, that such proceeds may not be used (a) to buy back or pay down Indebtedness of any Subsidiary of any Loan Party, (b) to pay dividends to shareholders of the Borrower or (c) to make contributions to ESH REIT.

(b) The Borrower shall not, directly or indirectly, use the proceeds of the Revolving Loans, Letter of Credit or the Swingline Loans, or request any Revolving Loan, Swingline Loan or Letter of Credit the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or Sanctions by any party to this Agreement, with respect to (i) and (ii) to the extent prohibited by Sanctions or Anti-Corruption Laws.

4.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted an unresolved violation of, or would reasonably be expected to give rise now or in the future to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding matters arising under Environmental Laws or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or, to the knowledge of the Borrower, threat of release of Materials of Environmental Concern at or from the Properties, or, to the knowledge of the Borrower, arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

For purposes of this Section 4.16, “knowledge of the Borrower” includes all facts disclosed in the Phase I environmental site assessment reports prepared by EMG in 2012 for the Properties (the “EMG Reports”) to the extent such facts are specifically and explicitly stated, it being understood by the parties that the representations and warranties set forth in this Section 4.16 are not being qualified by matters or conditions which are not included in such specific facts but are being qualified only by the direct and natural consequences of the explicit factual disclosures contained in the EMG Reports. For example, the disclosure of a current or former storage tank does not have the effect of disclosing contamination which may have leaked from such storage tank unless and only to the extent that such EMG Report specifically states that the storage tank leaked contamination.

4.17 Accuracy of Information, etc. All written information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections and information of a general economic or industry nature, is and will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. The projections contained in the materials referenced above are prepared in good faith based upon reasonable assumptions at the time made and at the time such projections are made, it being recognized by the Lenders that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.18 Collateral Documents. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Securities described in the Security Agreement, when stock certificates representing such Pledged Securities are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.18 in appropriate form are filed in the offices specified on Schedule 4.18, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Securities and Deposit Accounts, Liens permitted by Section 7.3).

4.19 Insurance. Each Group Member maintains with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the other Group Members and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any other Loan Party or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any other Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Subsidiary Guarantee and Collateral Documents. The Administrative Agent shall have received

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A,;

(ii) the Subsidiary Guarantee, executed and delivered by each of the Subsidiary Guarantors;

(iii) the Collateral Documents, executed and delivered by each of the Loan Parties party thereto.

(b) Financial Statements. The Lead Arrangers shall have received (i) the Audited Financial Statements, (ii) the unaudited quarterly consolidated balance sheets of the Borrower and its Subsidiaries as of each of March 31, 2016 and June 30, 2016 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2016 and June 30, 2016 and (iii) an unaudited consolidated income statement for the Borrower and its Subsidiaries calculated on a pro forma basis after giving effect to the Refinancing.

(c) [Reserved].

(d) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) Eurodollar Loans. The Administrative Agent shall have received not less than three (3) Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Administrative Agent), an appropriately completed request for any Eurodollar Loan to be made on the Closing Date, if any.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(h) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Collateral Documents, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(i) Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 5.1(g), shall be satisfactory in form and substance to the Administrative Agent, and shall be executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(j) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan pursuant to Section 5.1(g) and shall be in form and substance satisfactory to the Administrative Agent.

(k) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization or formation and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(l) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Closing Certificates. The Administrative Agent shall have received the following certificates, dated the Closing Date, satisfactory in form and substance to the Administrative Agent:

(i) a certificate executed by a Responsible Officer of each Loan Party confirming, as of the Closing Date, that each of the representations and warranties made by such Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(ii) a certificate executed by a Responsible Officer of the Borrower, confirming as of the Closing Date that no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on such date;

(iii) a certificate executed by a Responsible Officer of each Loan Party, confirming as of the Closing Date that immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof and the issuance of each Letter of Credit to be issued on the Closing Date, each of the Loan Parties and their respective Subsidiaries, on a consolidated basis, is and will be Solvent;

(iv) a certificate executed by a Responsible Officer of the Borrower, confirming as of the Closing Date that there has been no event or occurrence since December 31, 2015 that has had or could reasonably be expected to have, either individually or in aggregate, a Material Adverse Effect;

(v) a certificate executed by a Responsible Officer of the Borrower, confirming that immediately before and after giving effect to the transactions expected to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof and the issuance of each Letter of Credit to be issued on the Closing Date, that the Borrower is and will be in pro forma compliance with the covenants set forth in Section 7.1; and

(vi) the perfection certificate executed by a Responsible Officer of the Borrower.

(n) Know Your Customer. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case as requested at least ten (10) Business Days prior to the Closing Date.

(o) Pledged Securities; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(p) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(q) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.8(b) of the Security Agreement.

(r) [Reserved].

(s) Maximum Consolidated Total Debt. The Consolidated Total Debt shall be no greater than the sum of (a) the ESH Senior Notes plus (b) “Loans” and “L/C Obligations” (as each is defined in the ESH Credit Agreement) outstanding under the ESH Credit Agreement on the Closing Date plus (c) Loans and L/C Obligations under this Agreement on the Closing Date.

(t) ESH Credit Agreement. The ESH Credit Agreement shall have closed and all conditions precedent thereunder shall have been satisfied.

(u) Existing Credit Facility. The Administrative Agent shall have received all documents or instruments necessary to release all Liens securing the Existing Credit Facility, including, without limitation, “pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent in connection with the repayment and termination of the Existing Credit Facility.

(v) The Borrower and its Subsidiaries shall have delivered to the Administrative Agent a true and correct copy of each of the Operating Leases and Management Agreements (together with any amendments, modifications, restatements or supplements thereof).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and shall cause each of its Subsidiaries (other than the ESH Parties) to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to the (i) occurrence of the Revolving Termination Date or a (ii) a failure to satisfy financial covenants in this Agreement (whether or not such failure has occurred)), by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts (or such other accounting basis acceptable to Lender) and include such footnotes as required pursuant to GAAP (it being understood that the filing with the SEC by the Borrower of annual reports of the Borrower and its consolidated Subsidiaries on Form 10-K satisfy the related requirement of this Section 6.1(a) to the extent such annual reports include the information specified herein);

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, include such footnotes as required pursuant to GAAP, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments) (it being understood that the filing with the SEC by the Borrower of quarterly reports of the Borrower and its consolidated Subsidiaries on Form 10-Q satisfy the related requirement of this Section 6.1(b) to the extent such quarterly reports include the information specified herein); and

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than 90 days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (A) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with covenant set forth on Section 7.1 as of the last day of the applicable fiscal quarter or fiscal year of such Loan Party, as the case may be and accompanied, when applicable, by copies of any amendments to the Operating Leases or Management Agreements entered into during such period, and (B) a narrative discussion and analysis of the financial condition and results of operations of each Loan Party and its Subsidiaries for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year, including occupancy figures and average daily rate calculations, in each case, with respect to each of the properties of any Subsidiary of a Loan Party;

(c) [Reserved];

(d) [Reserved];

(e) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective subsidiaries or securities) (each, a “Public Lender”). The Borrower hereby agrees that the Administrative Agent and/or the Lead Arrangers shall be entitled to treat any Borrower Materials that are not specifically the subject of an authorization letter or other written notice confirming that the information set forth in such Borrower Materials is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or their respective subsidiaries or securities for purposes of United States federal and state securities laws as being suitable only for posting on a portion of the Platform not designated for Public Lenders. The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.1 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(b) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Taxes. File or cause to be filed all federal, state and other material tax returns and reports that are required to be filed and pay all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other (i) than any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

6.5 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii)

above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, the other Group Members and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

6.6 Maintenance of Property; Insurance. (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep all tangible or intangible property and equipment useful and necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. In addition with respect to each of the ESA Properties that is subject to a Material Operating Lease: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and involuntary dispositions excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof; (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities and the personal property related thereto; (iv) comply in all material respects with the terms, conditions, restrictions and other requirements of all recorded documents related thereto; (v) comply in all material respects with the terms, conditions, restrictions and other requirements set forth in all applicable local, state and federal ordinances, zoning laws and other applicable laws; and (vi) cause the Loan Party owning each such respective ESA Property to also own all material personal and Real Property (including, without limitation, furnishings, equipment, software and other ESA Property) required for the continued operation and maintenance of such ESA Property in the ordinary course of business.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent once each calendar year upon reasonable prior notice and at a time mutually agreed with the Borrower (or, after the occurrence and during the continuation of an Event of Default, at any time or frequency) to visit and inspect its properties, to examine and make extracts from its books and records (other than materials protected by attorney-client privilege and materials which the Loan Parties or such Subsidiary thereof, as applicable, may not disclose without violation of a confidentiality agreement between the Loan Party, or such Subsidiary thereof, as applicable, and any third party) and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrower once each calendar year (or, after the occurrence and during the continuation of an Event of Default, at any time).

6.8 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any action, suit, investigation or proceeding affecting any Group Member (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) an ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof;

(e) any transaction or occurrence that results in the damage, destruction or rendering unfit for normal use any of the Property of any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case (i) to the extent relating to the presence, use or release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, and (ii) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(g) any cancellation or receipt of threatened cancellation of any insurance required to be maintained under Section 6.6(b);

(h) any material amendment or modification to, or material waiver or consent under, the Operating Leases or Management Agreements; and

(i) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

6.9 Environmental Laws. (a) Comply in all material respects with, and take reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such compliance and failure to obtain and maintain that would not reasonably be expected to have a Material Adverse Effect;

(b) Except as would no reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Section 7.3(f), and (z) Excluded Property) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent. To the extent that a Lien on Real Property is required pursuant to this Section 6.10(a), (x) the Borrower shall notify the Administrative Agent and all Lenders to promptly after the Borrower obtains knowledge thereof, to permit the Adminstrative Agent and each Lender to comply with the Flood Insurance Laws and (y) no later than 30 days prior to the date on which a mortgage is executed and delivered pursuant to this Agreement the Administrative Agent shall have received a completed “life of the loan” Federal Emergcy Management Agency Standard Flood Hazard Determination with respect to each Real Property subject to the mortgage on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) cause such new Subsidiary (A) to become a party to the Subsidiary Guarantee and Security Agreement as a Subsidiary Guarantor and a pledgor, respectively, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit K, with appropriate insertions and attachments.

(c) With respect to any new Foreign Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly (and, in any event, within sixty (60) days, provided that such time period may be extended in the reasonable discretion of the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein.

Notwithstanding the above, (i) no Capital Stock of any Subsidiary which is Excluded Property shall be required to be pledged as Collateral, and (ii) no Loan Party will be required to take any action in any non-U.S. jurisdiction to create any security interest in assets located or titled outside of the U.S. or to perfect any security interests in such assets.

6.11 Use of Proceeds.

(a) The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used (x) for the repayment in full of any and all Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Facility and (y) for general corporate purposes.

(b) The Borrower shall not, directly or indirectly, use the proceeds of the Revolving Loans, Letters of Credit or the Swingline Loans, or request any Revolving Loan, Swingline Loan or Letter of Credit the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or Sanctions by any party to this Agreement, with respect to (i) and (ii) to the extent prohibited by Sanctions or Anti-Corruption Laws.

6.12 Know Your Customer. The Borrower shall, promptly following a request by the Administrative Agent, the Swingline Lender, any Issuing Lender or any Lender, provide all documentation and other information that the Administrative Agent, the Swingline Lender, such Issuing Lender or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

6.13 Further Assurances. The Borrower will execute and deliver to the Administrative Agent such amendments to the Collateral Documents or such other documents, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof.

6.14 Leases.

(a) Enforce and comply with all material terms and provisions of the Operating Leases in all material respects.

(b) No later than thirty days prior to the expiration of the term of each Material Operating Lease, (i) extend (or obtain binding commitments to extend) the term of such Material Operating Lease or (ii) enter into (or enter into binding commitments to enter into prior to the expiration) a new Operating Lease with respect to the relevant Properties the terms of which are (x) substantially similar to those of the expiring Operating Lease, (y) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) and the Administrative Agent has received reasonably satisfactory projections for the 12 month period after the date of entry into the new Operating Lease showing, on a pro forma basis after giving effect thereto, that the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.1 (without giving effect to the proviso thereto) or (z) otherwise reasonably satisfactory to the Administrative Agent (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed).

6.15 Management Agreements. Enforce and comply with all material terms and provisions of the Management Agreements in all material respects.

6.16 Post-Closing Requirements. Except as otherwise agreed by the Administrative Agent in its sole and reasonable discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole and reasonable discretion).

SECTION 7. NEGATIVE COVENANTS

Each Loan Party hereby jointly and severally agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall not, and shall not permit any of its Subsidiaries (other than the ESH Parties) to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed 8.75 to 1.00.

(b) Financial Condition Covenant—Senior Loan-to-Value. Permit the Senior Loan-to-Value Ratio as of the last day of a Test Period (commencing with the Test Period ending September 30, 2016) to exceed 45% (provided that the provisions of this Section 7.1(b) shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of ESH Revolving Loans and/or ESH Letters of Credit (excluding up to $30,000,000 of ESH Letters of Credit and other ESH Letters of Credit which have been ESH Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable ESH Issuing Lender) that are issued and/or outstanding is equal to or less than 25% of the ESH Total Revolving Commitments).

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) [Reserved];

(c) [Reserved]

(d) (i) Indebtedness of any Group Member incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Indebtedness from time to time (in whole or in part); provided, that at the time of incurrence, assumption, extension, renewal, refinancing, refunding, replacement or restructuring, as applicable, of any Indebtedness permitted by this Section 7.2(d), and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1;

(e) [Reserved]

(f) [Reserved]

(g) Indebtedness incurred or arising from or in connection with any bid, performance, surety, statutory, completion, return-of-money or appeal bonds or similar obligations issued, existing or incurred in the ordinary course of business;

(h) Indebtedness arising from or in connection with accounts payable (for the deferred purchase price of property or services) in the ordinary course of business greater than 90 days past the invoice or billing date which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been established by the applicable Group Member in conformity with GAAP;

(i) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(k) obligations (contingent or otherwise) existing or arising under any Swap Agreement entered into in the ordinary course of business not for a speculative purpose;

(l) Indebtedness (x) of a Subsidiary of a Loan Party (other than an ESH Party) owed to a Loan Party or a Subsidiary of a Loan Party (other than an ESH Party) and (y) of a Loan Party owed to a Loan Party or a Subsidiary of a Loan Party (other than an ESH Party), and any refinancing thereof;

(m) Indebtedness of the Group Members outstanding on the Closing Date and disclosed on Schedule 7.2 and any refinancing thereof;

(n) Indebtedness consisting of Guarantee Obligations by the Group Members in respect of Indebtedness, leases and other ordinary course obligations permitted by the Loan Documents to be incurred by a Group Member;

(o) contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred Taxes and similar obligations of the Group Members incurred in connection with acquisitions or dispositions;

(p) Indebtedness owed to any Person providing property, casualty or liability insurance to the Group Member, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(q) Indebtedness of the Group Members not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(r) Indebtedness incurred in connection with sale and leaseback transactions.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of the property of any Loan Party, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Loan Party in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance or payment bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(d) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(g) Liens created pursuant to the Collateral Documents;

(h) any interest or title of a lessor under any lease entered into by the Borrower in the ordinary course of its business and covering only the assets so leased;

(i) Liens existing on the Closing Date and listed on Schedule 7.3 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2 and (y) proceeds and products thereof, (B) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(m), (C) the direct or any contingent obligor with respect thereto is not changed and (D) any renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.2(m);

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(i);

(k) Liens on property of a Person existing at the time such Person is merged into or consolidated with a Loan Party; provided, that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the relevant Loan Party, and the applicable Indebtedness secured by such Lien is permitted pursuant to this Agreement;

(l) Liens (A) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (C) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary course of business;

(n) (A) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (x) interfere in any material respect with the business of a Loan Party or (y) secure any Indebtedness and (B) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Loan Parties or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(o) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases permitted by this Agreement;

(p) Liens on cash and Cash Equivalents securing Swap Agreements permitted pursuant to Section 7.2(k) owing to one or more Persons; and

(q) other Liens in an aggregate principal amount not to exceed $10,000,000.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself in any non-U.S. jurisdiction, or Dispose of all or substantially all of the property or business of the Group Member, except that any Loan Party may be merged or consolidated with, or wholly acquired by, any Person or Dispose of all or substantially all of its property or business, if (a) the surviving Person or the Person to whom such property or business was Disposed, as applicable, assumes all of the liabilities of the predecessor Loan Party, including, without limitation, under any Loan Documents to which such Loan Party is a party and (b) before and after giving effect to such merger, consolidation, acquisition or Disposition, the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1.

7.5 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of a Loan Party may make Restricted Payments to any other Group Member; and

(b) any Loan Party may make a Restricted Payment; provided, that at the time of any such Restricted Payment and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Loan Parties shall be in pro forma compliance with the financial covenants contained in Section 7.1.

7.6 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (b) reimbursement of reasonable out-of-pocket expenses of the Sponsors to the extent permitted as a Restricted Payment pursuant to Section 7.5.

7.7 Certain Amendments. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly:

(a) terminate, amend, modify or change its respective organizational documents, if such termination, amendment, modification or change would be materially adverse to the interests of the Lenders;

(b) enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Material Operating Lease (in each case, except in connection with an extension or entry into a new Material Operating Lease in compliance with Section 6.14) in a manner less favorable in any material respect, taken as a whole, to the Borrower and its Subsidiaries (other than the ESH Parties) than the Material Operating Lease being replaced, terminated, canceled, amended, restated, supplemented or otherwise modified unless (i) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) and the Administrative Agent has received reasonably satisfactory projections for the 12 month period after the date of such termination, cancellation, restatement, supplement, entry or other modification showing, on a pro forma basis after giving effect thereto, that the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 7.1 (without giving effect to the proviso in clause (b) thereto) or (ii) otherwise reasonably satisfactory to the Administrative Agent (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this clause (b) is intended to restrict mergers or consolidations of Loan Parties permitted under Section 7.4; or

(c) permit any Operating Lessee to terminate or to amend, modify or change any Management Agreement in any material respect without the prior written consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld); provided that nothing in this clause (b) is intended to restrict (x) mergers or consolidations of Loan Parties permitted under Section 7.4.

7.8 Amendments to other Loan Documents Regarding Debt Incurrence. Amend, supplement or otherwise modify any of the Specified Debt Incurrence Terms of the ESH Credit Agreement or the ESH Senior Notes, and, in each case, the documentation related to the permitted refinancing of underlying Indebtedness related thereto, to the extent that such amendment would permit the incurrence of additional indebtedness for borrowed money or Guarantee Obligations in respect thereof.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.25, Section 6.1, Section 6.2(a) through (d), Section 6.5(a), Section 6.7(b), Section 6.8(a), Section 6.11, Section 6.14 or Section 7 of this Agreement, Sections 1, 11 or 12 of the Subsidiary Guarantee or Sections 3.2 through 3.6, 4.1 through 4.4, 4.6 or 5.1 of the Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to become due (or be terminated) prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or, in the case of a Swap Agreement, to cause the termination thereof; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which (or, with respect to any Swap Agreements, the Swap Termination Value of which) is $100,000,000 or more; or

(f) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation) incurred under the ESH Credit Agreement and ESH Senior Notes on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness incurred under the ESH Credit Agreement and ESH Senior Notes beyond the period of grace, if any, provided in the ESH Credit Agreement and ESH Senior Notes; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any Subsidiary Loan Document, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(g) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(h) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (v) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(i) there is entered against any Group Member a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(j) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Group Member contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) any Collateral Document shall cease to create a valid and perfected Lien, with the priority required by the Collateral Documents, over any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.3, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of Real Property to the extent such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l) the guarantee contained in Section 1 of the Subsidiary Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(m) a Change of Control; or

(n) a payment default shall have occurred and be continuing beyond any applicable cure period under any Material Operating Lease, provided, however, if the default is for the failure to pay rent under any such Material Operating Lease, it shall not constitute a default thereunder until thirty (30) days following the expiration of any applicable cure period under the applicable Material Operating Lease, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and

(B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the L/C Obligations related thereto (in an amount equal to the Minimum Collateral Amount with respect thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Section 9 (except for Section 9.9) are solely for the benefit of the Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Aggregate Exposure Percentage thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, which successor agent shall (unless (i) an Event of Default under Section 8.1(a) or Section 8.1(g) with respect to the Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by the Borrower (which approval shall not be withheld or delayed by the Borrower except for a bona fide valid reason). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above.

9.10 Lead Arrangers; Joint Bookrunners; Syndication Agents. No Lead Arranger, Joint Bookrunner or Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11 Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the Issuing Lenders and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5(b) and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or any Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Swingline Lender or any Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender, the Swingline Lender or any Issuing Lender in any such proceeding.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower (on behalf of itself and its Subsidiaries), the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Obligations under a Secured Hedge Agreement, Treasury Services Agreement or Swap Agreement in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes the Administrative Agent (and by entering into a Secured Hedge Agreement with respect to any Secured Hedge Agreement or by entering into documentation in connection with any Treasury Services Agreement, each of the other Secured Parties hereby authorizes and shall be deemed to authorize), on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable requirements of Laws following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is an Obligation the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

9.12 Agents under Collateral Documents and Subsidiary Guarantee. Each Secured Party hereby further authorizes Administrative Agent on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Subsidiary Guarantee, the Collateral and the Collateral Documents; provided that Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Swap Agreement.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.13 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint one or more additional individual(s) or institution(s) selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Section 9 and of Section 10.5 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release any Subsidiary Guarantor from its obligations under any Subsidiary Guarantee, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Sections 2.9, 2.15, 2.16, or 2.25 (including any definition component thereof), in each case without the written consent of all Lenders; (v) change any provisions of any Loan Document in a manner that by its terms adversely affects the payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender; provided, that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the Majority in Interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.22 in accordance with the terms thereof.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	c/o ESA Management, LLC
11525 North Community House Road
Charlotte, North Carolina 28277
Attention: Chief Legal Officer
Facsimile No.: (980) 335-3089
Attention: Chief Financial Officer
Facsimile No.: (980) 345-2090

with a copy to:	Centerbridge Partners, L.P.
375 Park Avenue
New York, New York 10152
Attention: William D. Rahm
Facsimile No.: (212) 672-5001
Attention: General Counsel and Scott Hopson
Facsimile No.: (212) 672-4501 and (212) 672-4526

and a copy to:	Paulson & Co. Inc.
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
Attention: Michael Barr
Facsimile No.: (212) 351-5892
Attention: General Counsel
Facsimile No.: (212) 977-9505

and a copy to:	The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: A.J. Agarwal
Facsimile No.: (212) 583-5725
Attention: General Counsel
Facsimile No.: (646) 253-8983
Attention: William J. Stein
Facsimile No.: (212) 583-5726

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: J. Christian Nahr
Facsimile No.: (212) 859-4000

and a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
Attention: Viktor Okasmaa
Facsimile No.: (212) 728-9270

Administrative Agent:	Deutsche Bank AG New York Branch

and a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates
4 Times Square
New York, New York 10036
Attention: Steven Messina
Facsimile No.: (917) 777-3509

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Damages Waiver. The Borrower agrees (a) to pay or reimburse the Lead Arrangers and the Administrative Agent for all their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel which shall be limited to one primary counsel for the Administrative Agent, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Person) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the

Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Swingline Lender, each Issuing Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Lead Arranger, the Swingline Lender, each Issuing Lender, the Administrative Agent and their Affiliates and each of their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (including any Increasing Lender Agreement or New Lender Agreement) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one primary counsel, one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which consent shall not be unreasonably withheld, conditioned or delayed), retains its own counsel, of another firm of counsel (and local counsel, if applicable) for such affected Indemnitee in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) arise out of any dispute brought solely by an Indemnitee against another Indemnitee, do not arise out of or relate to any request, act or omission by the Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, or any Lead Arranger, in its capacity as a lead arranger or (iii) relate to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any Non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. Notwithstanding anything herein to the contrary, the foregoing indemnity and waiver shall specifically exclude any Indemnified Liabilities and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements relating to (i) Materials of Environmental Concern which are initially placed on, in or under the Property or any surrounding areas, or any violation of Environmental Laws which first occurs, or any condition first created, or any other acts which first occur, after foreclosure, a deed in lieu of foreclosure or other taking of title to or Property by Lender or its designee or (ii) the circumstances set forth in Section 10.5(d)(i)-(ii) above. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Peter Crage, c/o ESA Management, LLC, 11525 North Community House Road, Charlotte, North Carolina 28277 (Telephone No. (980) 345-1653) (Telecopy No. (980) 345-2090), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. None of any Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrower set forth in this Section. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lenders that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that (i) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof (provided that a second notice shall have been sent on the tenth (10th) Business Day) and (ii) no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund;

(C) each Issuing Lender (such consent not to be unreasonably withheld or delayed); and

(D) the Swingline Lender (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not in effect, the entire remaining principal outstanding balance of the assigning Lender’s Loans, the amount of the Revolving Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitments are not in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and in whole integral multiples of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) no assignment shall be made to (1) Sponsor, any Group Member or any Affiliate or Subsidiary of any of the foregoing, (2) any Defaulting Lender, (3) a natural Person or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) or (2) above;

(C) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender

and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in L/C Obligations and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs;

(D) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(E) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.5); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments and Swingline Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Issuing Lenders, the Swingline Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 and 2.21 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, L/C Obligations or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application. No amounts set off from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Swingline Lender, the Issuing Lenders and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent, the Swingline Lender, any Issuing Lender or any other Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to the Collateral, in any other jurisdiction.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent, the Swingline Lender, any Issuing Lender, any Lender, any Syndication Agent, any Lead Arranger or any Joint Bookrunner has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the Swingline Lender, the Issuing Lenders and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) each of the Administrative Agent, any Lender, any Syndication Agent, any Lead Arranger or any Joint Bookrunner and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.15 Releases of Liens. At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.16 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to another party to this Agreement, (k) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (l) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (m) if agreed by Borrower in its sole discretion, to any other Person or (n) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, provided that, such disclosure is limited to the existence of this Agreement and information about this Agreement; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Issuing Lenders and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Loan Documents or any other agreement, arrangement or understanding among the parties hereto or thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and acknowledges and accepts to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(c) The following terms shall for purposes of this Agreement have the meanings set forth below:

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EXTENDED STAY AMERICA, INC., as the Borrower

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard
Title: Chief Financial Officer

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as
Administrative Agent, an Issuing Lender and as a Lender

By:	/s/ Mary Kay Cole
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as an Issuing
Lender and as a Lender

By:	/s/ Jamie Gitler
Name: Jamie Gitler
Title: Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as an Issuing
Lender and as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Signature Page to Credit Agreement

CITIBANK, N.A., as an Issuing Lender and as a
Lender

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as an Issuing
Lender and as a Lender

By:	/s/ John Sletten
Name: John Sletten
Title: Vice President

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as an Issuing
Lender and as a Lender

By:	/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A., as an
Issuing Lender and as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement

MACQUARIE CAPITAL FUNDING LLC,
as a Lender

By:	/s/ Jeff Abt
Name: Jeff Abt
Title: Authorized Signatory

By:	/s/ Lisa Grushkin
Name: Lisa Grushkin
Title: Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 1.1A

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Deutsche Bank AG New York Branch	$7,692,307.69
JPMorgan Chase Bank, N.A.	$7,692,307.69
Goldman Sachs Bank USA	$7,692,307.69
Citibank, N.A.	$6,384,615.39
Bank of America, N.A.	$6,153,846.15
Morgan Stanley Bank, N.A.	$5,769,230.77
Barclays Bank PLC	$5,538,461.54
Macquarie Capital Funding LLC	$3,076,923.08
Total	$50,000,000.00

SCHEDULE 1.1B

IMMATERIAL SUBSIDIARIES

None.

SCHEDULE 1.1C

EXISTING LETTERS OF CREDIT

$1,800,000.00 Irrevocable Clean Letter of Credit No. CPCS-895340 issued by JPMorgan Chase Bank, N.A., dated as of January 20, 2011, in favor of Zurich American Insurance Company.

SCHEDULE 1.1D

OPERATING LEASES

i.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of April 9, 2012, as further amended by that certain Second Amendment to Lease Agreement, dated as of November 30, 2012, as further amended by that certain Third Amendment to Lease Agreement, dated as of December 13, 2012, as further amended by that certain Fourth Amendment to Lease Agreement, dated as of April 15, 2013, as further amended by that certain Fifth Amendment to Lease Agreement, dated as of November 11, 2013, as further amended by that certain Sixth Amendment to Lease Agreement, dated as of July 28, 2014, and as further amended by that Seventh Amendment to Lease Agreement, dated as of December 8, 2015, as further amended by that Eighth Amendment to Lease Agreement, dated as of February 22, 2016, and as further amended as of the Closing Date, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee LLC, as tenant.

ii.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of November 11, 2013, and as further amended pursuant to that certain Second Amendment to Lease Agreement, dated as of February 22, 2016, by and between ESA UD Properties L.L.C., as Landlord, and ESA 2007 Operating Lessee LLC, as tenant.

iii.    Lease Agreement, dated as of December 31, 2013, by and between ESA LVP Portfolio LLC, as Landlord, and ESA LVP Operating Lessee LLC, as tenant.

iv.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of November 30, 2012, as further amended by that certain Second Amendment to Lease Agreement, dated as of November 11, 2013, as further amended by that certain Third Amendment to Lease Agreement, dated as of February 22, 2016, and as further amended as of the Closing Date, by and between ESA Canada Administrator L.L.C., as Landlord, ESA Canada Properties Trust, as Beneficial Owner, and ESA Canada Operating Lessee ULC f/k/a ESA Canada Operating Lessee Inc., as tenant.

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 4.14

SUBSIDIARIES

	Subsidiary	Jurisdiction	Owner*
1.	ESA LVP Operating Lessee LLC	DE	Extended Stay America, Inc.
2.	ESA Management, LLC	DE
3.	ESH Hospitality Strategies LLC	DE
4.	ESH Mezzanine 2 Holdings LLC	DE
5.	New ESA 2007 Operating Lessee LLC	DE
6.	ESH Hospitality, Inc.**	DE

7.	ESH Strategies Mezzanine B LLC	DE	ESH Hospitality Strategies LLC

8.	ESA Canada Operating Lessee ULC	DE	New ESA Canada Operating Lessee LLC

9.	ESH Strategies Mezzanine A LLC	DE	ESH Strategies Mezzanine B LLC

10.	ESH Strategies Holdings LLC	DE	ESH Strategies Mezzanine A LLC
11.	ESH Strategies Franchise LLC	DE
12.	ESH Strategies Branding LLC	DE

13.	HVM Canada Hotel Management ULC	Alberta	ESA Management, LLC

14.	ESA 2007 Operating Lessee LLC	DE	New ESA 2007 Operating Lessee LLC

15.	ESH Canada Mezzanine C-2 LLC	DE	ESH Mezzanine Holdings 2 LLC
16.	ESH Mezzanine C-2 LLC	DE

17.	ESH Canada Mezzanine B-2 LLC	DE	ESH Canada Mezzanine C-2 LLC

18.	ESH Mezzanine B-2 LLC	DE	ESH Mezzanine C-2 LLC

19.	ESH Canada Mezzanine A-2 LLC	DE	ESH Canada Mezzanine B-2 LLC

20.	New ESA Canada Operating Lessee LLC	DE	ESH Canada Mezzanine A-2 LLC

21.	ESH Mezzanine A-2 LLC	DE	ESH Mezzanine B-2 LLC

22.	New ESA P Portfolio Operating Lessee LLC	DE	ESH Mezzanine A-2 LLC

23.	ESA P Portfolio Operating Lessee LLC	DE	New ESA P Portfolio Operating Lessee LLC

24.	CP ESH Investors, LLC	DE	ESH Hospitality, Inc.

25.	Extended Stay LLC	DE	CP ESH Investors, LLC

26.	ESA LVP Portfolio LLC	DE	Extended Stay LLC
27.	ESA UD Properties L.L.C.	DE
28.	ESH H Portfolio LLC	DE
29.	ESH Spartanburg Ground Lessee LLC	DE
30.	ESH Acquisitions Holdings LLC	DE
31.	ESH Mezzanine C LLC	DE
32.	ESH Canada Mezzanine C LLC	DE

33.	ESH Acquisitions LLC	DE	ESH Acquisitions Holdings LLC

34.	ESH Mezzanine B LLC	DE	ESH Mezzanine C LLC

35.	ESH Canada Mezzanine B LLC	DE	ESH Canada Mezzanine C LLC

36.	ESH Canada Mezzanine A LLC	DE	ESH Canada Mezzanine B LLC

37.	ESH Mezzanine A LLC	DE	ESH Mezzanine B LLC

38.	ESA P Portfolio L.L.C.	DE	ESH Mezzanine A LLC
39.	ESH/TN Properties L.L.C.	DE
40.	ESA P Portfolio MD Beneficiary L.L.C.	DE
41.	ESA Canada Beneficiary L.L.C.	DE
42.	ESA Canada Administrator L.L.C.	DE

43.	ESA P Portfolio MD Trust	DE	ESA P Portfolio MD Beneficiary L.L.C.

44.	ESA Canada Properties Trust	DE	ESA Canada Beneficiary L.L.C.

45.	ESA P Portfolio MD Borrower L.L.C.	DE	ESA P Portfolio MD Trust

46.	ESA Canada Properties Borrower L.L.C.	DE	ESA Canada Properties Trust

*	Owner holds 100% of Capital Stock unless otherwise noted.
**	55% of Capital Stock held by Extended Stay America, Inc.

SCHEDULE 4.18

COLLATERAL FILINGS

	Entity	Filing	Filing Office
1.	Extended Stay America, Inc.	UCC-1 financing statement	Delaware Secretary of State

2.	ESA 2007 Operating Lessee LLC	UCC-1 financing statement	Delaware Secretary of State

3.	ESA LVP Operating Lessee LLC	UCC-1 financing statement	Delaware Secretary of State

4.	ESA Management, LLC	UCC-1 financing statement	Delaware Secretary of State

5.	ESA P Portfolio Operating Lessee LLC	UCC-1 financing statement	Delaware Secretary of State

6.	ESH Hospitality Strategies LLC	UCC-1 financing statement	Delaware Secretary of State

7.	ESH Mezzanine A-2 LLC	UCC-1 financing statement	Delaware Secretary of State

8.	ESH Mezzanine B-2 LLC	UCC-1 financing statement	Delaware Secretary of State

9.	ESH Mezzanine C-2 LLC	UCC-1 financing statement	Delaware Secretary of State

10.	ESH Mezzanine 2 Holdings LLC	UCC-1 financing statement	Delaware Secretary of State

11.	ESH Strategies Branding LLC	UCC-1 financing statement	Delaware Secretary of State

12.	ESH Strategies Franchise LLC	UCC-1 financing statement	Delaware Secretary of State

13.	ESH Strategies Holdings LLC	UCC-1 financing statement	Delaware Secretary of State

14.	ESH Strategies Mezzanine A LLC	UCC-1 financing statement	Delaware Secretary of State

15.	ESH Strategies Mezzanine B LLC	UCC-1 financing statement	Delaware Secretary of State

16.	New ESA 2007 Operating Lessee LLC	UCC-1 financing statement	Delaware Secretary of State

17.	New ESA P Portfolio Operating Lessee LLC	UCC-1 financing statement	Delaware Secretary of State

SCHEDULE 6.16

POST-CLOSING OBLIGATIONS

Within 14 days (or such longer period as the Administrative Agent shall determine in its reasonable discretion), of the Closing Date, the Administrative Agent shall have received insurance endorsements satisfying the requirements of Section 4.8(b) of the Security Agreement.

SCHEDULE 7.2

INDEBTEDNESS

Indebtedness attributable to the redemption of 8.0% preferred stock, issued by the Extended Stay America, Inc. on November 15, 2013, in an amount not to exceed $23,717,056.

SCHEDULE 7.3

LIENS

None.

EXHIBIT A

FORM OF SUBSIDIARY GUARANTEE

[Attached]

EXECUTION VERSION

SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”), dated as of August 30, 2016, made by each of the entities signatory hereto (each a “Guarantor”and, collectively, the “Guarantors”), in favor of the Administrative Agent (as defined below) for the ratable benefit of the Guaranteed Parties (as defined below).

W I T N E S S E T H:

WHEREAS, Extended Stay America, Inc., a Delaware corporation (the “Borrower”), has entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among the Borrower, the Lenders, including the Swingline Lender and the Issuing Lender, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (hereinafter, the “Administrative Agent”);

WHEREAS, the Lenders, the Swingline Lender, the Issuing Lender, any Approved Counterparty to a Secured Hedge Agreement or Treasury Services Agreement and the Administrative Agent are herein referred to as the “Guaranteed Parties”;

WHEREAS, each Guarantor will derive substantial direct and indirect economic and other benefit from the Loans, Swingline Loans and Letters of Credit under the Credit Agreement and the Secured Hedge Agreements and Treasury Services Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans, the Swingline Lender to make Swingline Loans and the Issuing Lender to issue Letters of Credit under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make Loans, the Swingline Lender to make Swingline Loans and the Issuing Lender to issue Letters of Credit, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:

Section 1. Guarantee. Each Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all costs and expenses incurred in connection with the enforcement or preservation of any rights under this Guarantee, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) and (c) all present and future amounts that would become due but for the operation of any provision of bankruptcy or insolvency laws, and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any Guarantor voluntarily or involuntarily becomes subject to any Debtor Relief Law (the items set forth in clauses (a), (b) and (c) immediately above being herein referred to as the “Guaranteed Obligations”; provided that the Guaranteed Obligations shall not include any Excluded Swap Obligations). Upon failure of the Borrower to pay any of the Guaranteed Obligations when due after the expiration of any applicable notice and/or cure period in each case provided for in the Loan Documents (whether at stated maturity, by acceleration or otherwise), each Guarantor hereby further agrees to promptly pay the same after such Guarantor’s receipt of notice from the Administrative Agent of the Borrower’s failure to pay the same, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance by the Guaranteed Parties of this Guarantee or the creation or incurrence of any of the Obligations. This Guarantee is an absolute guarantee of payment of the Guaranteed Obligations and not a guarantee of collection, meaning that it is not necessary for the Guaranteed Parties, in order to enforce payment by the Guarantor, first or contemporaneously to accelerate payment of any of the Guaranteed Obligations, to institute suit or exhaust any rights against the Borrower, or to enforce any rights against any collateral. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law or any Debtor Relief Law, if, as a result of applicable law relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Title 11 of the United States Code (the “Bankruptcy Code”) or any applicable provisions of comparable state law (collectively, “Fraudulent Transfer Laws”), the obligations of any Guarantor under this Section 1 would otherwise, after giving effect to (x) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (y) the value of the assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights of subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to Requirements of Law or any other contractual obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Guarantee or other guaranties of the Obligations by such parties, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by such Guarantor, any Guaranteed Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 2. Guarantee Absolute. Each Guarantor guaranties that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, without set-off or counterclaim, and regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto. The liability of each Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document or avoidance or subordination of any of the Guaranteed Obligations;

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(b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Loan Documents;

(c) any exchange, release or non-perfection of any Lien on any collateral for, or any release of the Borrower or amendment or waiver of any term of any other guarantee of, or any consent to departure from any requirement of any other guarantee of, all or any of the Guaranteed Obligations;

(d) the absence of any attempt to collect any of the Guaranteed Obligations from the Borrower or any other action to enforce the same or the election of any remedy by any of the Guaranteed Parties;

(e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guaranteed Parties with respect to any provision of any other Loan Document;

(f) the election by any of the Guaranteed Parties in any proceeding under any Debtor Relief Law;

(g) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor other than payment or performance of the Obligations.

Section 3. Waiver.

(a) Each Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Obligations or this Guarantee, (B) any requirement that any of the Guaranteed Parties protect, secure, perfect or insure any security interest in or other Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guaranteed Obligations, (E) the benefit of any statute of limitations, (F) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to the Guarantor’s obligations hereunder), (G) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Borrower or any other Person, (H) any defense based upon an election of remedies by any Guaranteed Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guarantee will not be discharged except (A) by complete payment of the Guaranteed Obligations and any other obligations of the Guarantors contained herein or (B) in accordance with Section 8 hereof.

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(b) If, in the exercise of any of its rights and remedies, any of the Guaranteed Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by such Guaranteed Party and waives any claim based upon such action. Any election of remedies that results in the denial or impairment of the right of such Guaranteed Party to seek a deficiency judgment against the Borrower shall not impair the obligation of any Guarantor to pay the full amount of the Guaranteed Obligations or any other obligation of such Guarantor contained herein.

(c) In the event any of the Guaranteed Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law, under any of the Loan Documents, to the extent not prohibited by applicable law, such Guaranteed Party may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid, if successful, need not be paid by such Guaranteed Party but shall be credited against the Guaranteed Obligations.

(d) Each Guarantor agrees that, notwithstanding the foregoing and without limiting the generality of the foregoing, if, after the occurrence and during the continuance of an Event of Default, the Guaranteed Parties are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations, or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, such Guarantor agrees to pay to the Administrative Agent for the account of the Guaranteed Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guaranteed Parties.

(e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Guaranteed Parties shall have no duty to advise such Guarantor of information known to any of the Guaranteed Parties regarding such condition or any such circumstance. In the event that any of the Guaranteed Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor, such Guaranteed Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guaranteed Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

(f) Each Guarantor consents and agrees that the Guaranteed Parties shall be under no obligation to marshal any assets in favor of such Guarantor or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from any Person or source.

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Section 4. Amendments, Etc. No amendment or waiver of any provision of this Guarantee nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all of the Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 5. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 10.2 of the Credit Agreement, provided that if a notice or communication hereunder is sent to any Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower.

Section 6. No Waiver; Remedies.

(a) No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law or by any of the other Loan Documents.

(b) No waiver by the Guaranteed Parties of any Default shall operate as a waiver of any other Default or the same Default on a future occasion, and no action by any of the Guaranteed Parties permitted hereunder shall in way affect or impair any of the rights of the Guaranteed Parties or the obligations of any Guarantor under this Guarantee or under any of the other Loan Documents, except as specifically set forth in any such waiver. To the extent permitted by applicable law, any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guaranteed Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made provided that the Borrower was a party thereto.

Section 7. Right of Set-off. To the extent permitted by the Credit Agreement, in addition to any rights and remedies of the Guaranteed Parties provided by law, each Guaranteed Party shall have the right, without notice to any Guarantor, any such notice being expressly waived by each Guarantor to the extent permitted by applicable law, upon any Guaranteed Obligations becoming due and payable by any such Guarantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Guaranteed Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Guaranteed Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Guarantor; provided that in the event that any Guaranteed Party that is a Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the other Guaranteed Parties, and (y) the Defaulting Lender shall provide promptly to

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the Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Guaranteed Party shall promptly notify the Guarantors and the Administrative Agent after any such application made by such Guaranteed Party, provided that the failure to give such notice shall not affect the validity of such application. The rights of each Guaranteed Party under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Guaranteed Party may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 8. Continuing Guarantee; Release Date; Transfer of Notes. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until (the date of such occurrence, the “Release Date”) payment in full of all of the Loans, Reimbursement Obligations and other Obligations (other than obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable), termination of the Revolving Commitments and return or cancellation of all outstanding Letters of Credit, (b) be binding upon each Guarantor, its permitted successors and assigns, and (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (c), each of the Guaranteed Parties may assign or otherwise transfer any Note held by it or the Guaranteed Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guaranteed Party herein or otherwise with respect to such of the Notes and the Guaranteed Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 10.6 of the Credit Agreement in respect of assignments. No Guarantor may assign any of its obligations under this Guarantee without first obtaining the written consent of the Lenders as set forth in the Credit Agreement.

Section 9. Reinstatement. This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by applicable law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 10. Representations and Warranties. Each Guarantor hereby makes for the benefit of the Administrative Agent and each of the other Guaranteed Parties each of the representations and warranties set forth in the Credit Agreement to the extent any such representation or warranty applies to such Guarantor.

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Section 11. Covenants.

(a) Each Guarantor hereby covenants and agrees with the Administrative Agent and each of the other Guaranteed Parties that, until the Release Date, such Guarantor shall comply with each of the covenants set forth in the Credit Agreement to the extent that any such covenant applies to such Guarantor.

(b) Each Guarantor hereby covenants and agrees with the Administrative Agent and each of the other Guaranteed Parties that, from and after the date of this Guarantee until the Release Date, if any Guarantor shall at any time acquire any Domestic Subsidiary which is not a Guarantor hereunder and is required to become a Guarantor pursuant to Section 6.10(b) of the Credit Agreement, such Guarantor and such Subsidiary shall promptly deliver to the Administrative Agent an addendum to this Guarantee, substantially in the form of Exhibit A to this Guarantee, duly completed.

Section 12. Subrogation and Subordination.

(a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Release Date, each Guarantor hereby irrevocably agrees not to assert any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Guaranteed Party against the Borrower or any collateral which any Guaranteed Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Guaranteed Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the agreement set forth in this Section 12 is knowingly made in contemplation of such benefits.

(b) Subordination. All debt and other liabilities of the Borrower to any or all of the Guarantors (“Borrower Debt”) are expressly subordinate and junior to the Guaranteed Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below.

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(ii) Notwithstanding the provisions of clause (i) above, the Borrower may pay to a Guarantor, and such Guarantor may request, demand, accept and receive and retain from the Borrower, payments, credits or reductions of all or any part of the amounts owing under the Borrower Debt or any security therefor on the Borrower Debt, provided that the Borrower’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, an Event of Default would occur and be continuing. Each Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, as the Administrative Agent gives notice to such Guarantor of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion.

(iii) If any Guarantor receives any payment on the Borrower Debt in violation of this Guarantee, such Guarantor will hold such payment in trust for the Guaranteed Parties and will promptly deliver such payment to the Administrative Agent.

(iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the Bankruptcy Code, the Guaranteed Obligations shall first be paid and discharged in full before any payment is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time (A) file, at the request of any Guaranteed Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guaranteed Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guaranteed Parties may apply such monies or the cash proceeds of such other assets to the Obligations.

Section 13. Right of Contribution. Each Guarantor hereby agrees that, to the extent a Guarantor shall have paid more than its proportionate share of any payment made hereunder or in respect of the Guaranteed Obligations, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 13 shall be subject to the terms and conditions of Section 12. The provisions of this Section 13 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Guaranteed Parties, and each Guarantor shall remain liable to the Administrative Agent and the Guaranteed Parties for the full amount guaranteed by it hereunder.

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Section 14. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTEED PARTIES AND THE GUARANTORS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 15. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 16. Submission to Jurisdiction: Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, in accordance with Section 5; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of any Guaranteed Party to sue or bring an enforcement action relating to this Guarantee or any other Loan Document, including any such action or proceeding in connection with the exercise of remedies with respect to the collateral, in any other jurisdiction.

Section 17. Section Titles. The Section titles contained in this Guarantee are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guarantee.

Section 18. Execution in Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guarantee.

Section 19. Miscellaneous.

(a) All references herein to the Borrower or to any Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or such Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

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(b) All payments made by any Guarantor hereunder shall be (i) made to the Administrative Agent, for the account of the respective Guaranteed Party to which such payment is owed, at the Administrative Agent’s office set forth in the Credit Agreement in Dollars and in immediately available funds and (ii) subject to the provisions of Section 2.18 of the Credit Agreement.

Section 20. Severability. Any provision of this Guarantee which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 21. Entire agreement. Together with the credit agreement, this guarantee represents the final agreement between the parties regarding the subject matter herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.

Section 22. Conflicts. If in the event of a conflict between the terms and conditions of this Guarantee and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

Section 23. Cross-Guaranty. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Subsidiary Guarantee and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 23 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 23 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 23 constitute, and this Section 23 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act. For the purposes of this Section 23, “Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 23).

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be duly executed and delivered by its duly authorized officer on the date first above written.

ESH HOSPITALITY STRATEGIES LLC

By:
Name:
Title:

ESH STRATEGIES MEZZANINE B LLC

By:
Name:
Title:

ESH STRATEGIES MEZZANINE A LLC

By:
Name:
Title:

ESH STRATEGIES FRANCHISE LLC

By:
Name:
Title:

ESH STRATEGIES HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

ESH STRATEGIES BRANDING LLC

By:
Name:
Title:

ESA MANAGEMENT, LLC

By:
Name:
Title:

ESH MEZZANINE 2 HOLDINGS LLC

By:
Name:
Title:

ESH MEZZANINE C-2 LLC

By:
Name:
Title:

ESH MEZZANINE B-2 LLC

By:
Name:
Title:

ESH MEZZANINE A-2 LLC

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

NEW ESA P PORTFOLIO OPERATING LESSEE LLC

By:
Name:
Title:

ESA P PORTFOLIO OPERATING LESSEE LLC

By:
Name:
Title:

NEW ESA 2007 OPERATING LESSEE LLC

By:
Name:
Title:

ESA 2007 OPERATING LESSEE LLC

By:
Name:
Title:

ESA LVP OPERATING LESSEE LLC

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

EXHIBIT A

To Guarantee

ADDENDUM TO GUARANTEE

The undersigned,                    , a             , (“New Guarantor”):

(i)    agrees to all of the provisions of the Subsidiary Guarantee, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Guarantee”), made by signatories thereto as Guarantors (collectively, the “Guarantors”), in favor Deutsche Bank AG New York, as administrative agent (in such capacity, the “Administrative Agent”), pursuant to the Credit Agreement, dated as of August 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Extended Stay America, Inc., (the “Borrower”), the Lenders, including the Swingline Lender and the Issuing Lender, party thereto, and the Administrative Agent; and

(ii)    becomes a party to the Subsidiary Guarantee, as a Guarantor, effective on the date hereof, with the same effect as if the undersigned were an original signatory to the Subsidiary Guarantee (with the representations and warranties contained therein being deemed to be made by the New Guarantor on and as of the date hereof).

Terms defined in the Guarantee and the Credit Agreement shall have such defined meanings when used herein.

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By its acceptance hereof, each of the undersigned Guarantors hereby ratifies and confirms its obligations under the Guarantee, as supplemented hereby.

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

Date:

ACCEPTED AND AGREED:

[NAMES OF EXISTING GUARANTORS]

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

15

EXHIBIT B

FORM OF SECURITY AGREEMENT

[Attached]

EXECUTION VERSION

SECURITY AGREEMENT

By

EXTENDED STAY AMERICA, INC.,

as Borrower

and

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

Dated as of August 30, 2016

SCHEDULE 2.1	Commercial Tort Claims
SCHEDULE 3.1(a)	Pledged Securities
SCHEDULE 3.1(b)	Intercompany Notes
SCHEDULE 3.5(a)	Instruments & Tangible Chattel Paper
SCHEDULE 3.5(b)	Deposit Accounts
SCHEDULE 3.5(c)	Securities Accounts & Commodities Accounts
SCHEDULE 3.5(d)	Electronic Chattel Paper & Transferable Records
SCHEDULE 6.1	Intellectual Property

EXHIBIT 1 Form of Issuer’s Acknowledgment

EXHIBIT 2 Form of Securities Pledge Amendment

EXHIBIT 3 Form of Joinder Agreement

EXHIBIT 4 Form of Copyright Security Agreement

EXHIBIT 5 Form of Patent Security Agreement

EXHIBIT 6 Form of Trademark Security Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) is made by EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”) and the Subsidiary Guarantors (as defined below) from to time to time party hereto, as pledgors, assignors and debtors (the Borrower, together with the Subsidiary Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referenced below).

R E C I T A L S:

A. Extended Stay America, Inc., as borrower, the lending institutions party thereto as lenders (the “Lenders”) and Deutsche Bank AG New York Branch, as Administrative Agent, have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Each Subsidiary Guarantor is a direct or indirect subsidiary of the Borrower and has unconditionally guaranteed the Obligations (as defined in the Credit Agreement) pursuant to that certain Subsidiary Guarantee, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee”) by and among the Subsidiary Guarantors and the Administrative Agent.

D. The Borrower and each Subsidiary Guarantor will receive substantial benefits from the execution, delivery and performance of the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) and the extensions of credit from time to time made to the Borrower pursuant to the Credit Agreement and each is, therefore, willing to enter into this Agreement.

E. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

F. It is a condition to (i) the obligations of the Lenders to make extensions of credit under the Credit Agreement, and (ii) the obligations of the Issuing Lender to issue, amend, renew or extend the Letters of Credit (as defined in the Credit Agreement) that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

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A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Deposit Accounts”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Fixtures”; “Goods”, “Inventory”; “Investment Property”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; “Tangible Chattel Paper; and “Uncertificated Securities”.

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

(d) The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

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“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral, including all customer or tenant lists, identification of suppliers, data, plans, blueprints,

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specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill owned by such Pledgor that is connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, with respect to each Pledgor, collectively, all of the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill of such Pledgor; provided that Intellectual Property Collateral shall not include any Excluded Property.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, (iii) rights to sue for past, present and future breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

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“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes held by such Pledgor and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 7.3 of the Credit Agreement.

“Permitted Prior Liens” shall mean each of the Permitted Liens that has priority over the Liens granted pursuant to the Collateral Documents by operation of law that grants special extraordinary priority.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Capital Stock owned by such Pledgor and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock in each such issuer or under any Governing Document of each such issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, (ii) all Capital Stock of any issuer, which Capital Stock is hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock or under any Governing Document of any such issuer, and the certificates, instruments and agreements representing such Capital Stock and any

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and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, from time to time acquired by such Pledgor in any manner, and (iii) all Capital Stock issued in respect of the Capital Stock referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Capital Stock; provided that Pledged Securities shall not include any Capital Stock which constitutes Excluded Property.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Secured Approved Counterparty” means an Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement.

“Secured Obligations” shall mean, collectively, (i) the Obligations, and (ii) the obligations of the Guarantors (as defined in the Subsidiary Guarantee) under the Subsidiary Guarantee.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Subsidiary Guarantors” shall mean, collectively, each of the entities identified as a “Pledgor” (other than the Borrower) on the signature pages hereto from time to time, including, any subsidiary that becomes a party to this Agreement by executing and delivering a Joinder Agreement pursuant to Section 3.6.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, trade names and other similar source identifiers, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any of the foregoing, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

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“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

Section 1.2 Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.2 thereof) shall be applicable to this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

Section 2.1 Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all Letter-of-Credit Rights;

(v) all Investment Property;

(vi) the Commercial Tort Claims described on Schedule 2.1 hereto;

(vii) all General Intangibles and Intellectual Property Collateral;

(viii) all Money and all Deposit Accounts;

(ix) all Supporting Obligations;

(x) all books and records; and

(xi) all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and

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products of, each of the foregoing, including, without limitation, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (i) through (xi) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property.

The Pledgors shall from time to time at the request of the Administrative Agent, give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property and shall provide to the Administrative Agent such other information regarding the Excluded Property as the Administrative Agent may reasonably request.

Section 2.2 Filings.

(a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” or using words of similar import and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(b) Each Pledgor (i) agrees, at the request of the Administrative Agent, to enter into a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement in favor of the Administrative Agent and (ii) hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any state, political subdivision or other country), including the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents as may be necessary or reasonably deemed desirable by the Administrative Agent for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

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ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

Section 3.1 Securities Collateral Schedules. Schedule 3.1(a) hereto lists all Pledged Securities of the Pledgors and sets forth the issuer, the owner, the certificate number (if any), the percentage ownership and the percentage pledged for any Capital Stock constituting Pledged Securities. Schedule 3.1(b) hereto lists all Intercompany Notes of the Pledgors and sets forth the owner, the debt issuer, the principal amount, the date of issuance, the maturity date and a brief description of each such Intercompany Note.

Section 3.2 Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the certificated Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing certificated Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the certificated Securities Collateral, without any indication that such certificated Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

Section 3.3 Perfection of Uncertificated Securities Collateral.

(a) Each Pledgor hereby agrees that if any of the Pledged Securities constituting Uncertificated Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) at the Administrative Agent’s request, either (A) if necessary or desireable to perfect a security interest therein, cause the issuer of such Pledged Securities to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent or (B) if necessary or desirable to perfect a security interest in such Pledged Securities, cause the Administrative Agent to be registered as the registered owner on the equityholder register or the books of the issuer, execute any agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s “control” (as such term is defined in Section 8-106 of the UCC) with respect to such Pledged Securities or other documents necessary or appropriate to protect the pledge and give the Administrative Agent the right to

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transfer such Pledged Securities under the terms hereof, and (ii) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Governing Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1.

(b) Each Pledgor that owns any of the Pledged Securities constituting General Intangibles agrees that it shall not vote to allow any amendment of any applicable limited liability company agreement or partnership agreement to, or allow the applicable issuer to issue certificates that, expressly provide that the limited liability company interests or partnership interests, as applicable, are securities governed by Article 8 of the Uniform Commercial Code of any relevant jurisdiction. Notwithstanding the foregoing sentence, if any certificates are issued to evidence any of the Pledged Securities, each Pledgor agrees to deliver any such certificates in accordance with Section 3.3(a).

Section 3.4 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Prior Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements.

Section 3.5 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. Schedule 3.5(a) hereto lists each Instrument and each item of Tangible Chattel Paper of the Pledgors. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 3.5(a) hereto has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. The requirement in the preceding sentence shall not apply to the extent that the face amount of any such Instrument or Tangible Chattel Paper is less than $1,000,000 in the aggregate for all Pledgors. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank.

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(b) Deposit Accounts. Schedule 3.5(b) hereto lists each Deposit Account of the Pledgors. No Pledgor shall grant Control over any Deposit Account to any person other than the Administrative Agent.

(c) Securities Accounts and Commodity Accounts. Schedule 3.5(c) hereto lists each Securities Account and Commodities Account of the Pledgors. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 3.5(d) hereto. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $1,000,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter of Credit Rights. If any Pledgor is at any time a beneficiary under a letter of credit now or hereafter issued, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, at the reasonable request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such letter of credit. The actions in the preceding sentence shall not be required to the extent that perfection is achieved by filing a financing statement under the UCC or the amount of any such letter of credit, together with the aggregate amount of all other letters of credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Pledgors.

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(f) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly (and in any event, within thirty (30) days) notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

Section 3.6 Joinder of Additional Pledgors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Loan Documents, to execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Exhibit 3 hereto, in each case, within thirty (30) days of the date on which it was acquired or created (or such longer period as the Administrative Agent may agree in its reasonable discretion). Upon such execution and delivery, such Subsidiary shall constitute a “Subsidiary Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor and Pledgor as a party to this Agreement.

Section 3.7 Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Pledged Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or advisable to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

Section 4.1 Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all claims or Liens of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by the Loan Documents.

Section 4.2 Validity of Security Interest. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Prior Liens.

Section 4.3 Defense of Claims; Transferability of Pledged Collateral. Subject to the Loan Documents, each Pledgor shall, at its own cost and expense, take all commercially reasonable actions necessary to defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens.

Section 4.4 Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien. No Pledgor shall execute or authorize to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to any holder of Permitted Liens.

Section 4.5 Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

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Section 4.6 Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its commercially reasonable efforts to assist the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

Section 4.7 Pledged Collateral. All information set forth herein, including the schedules hereto, is accurate and complete in all material respects. The Pledged Collateral described on the schedules hereto constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors as of the Closing Date.

Section 4.8 Insurance.

(a) None of the Pledged Collateral of any Pledgor constitutes an interest or claim in or under any policy of insurance or contract for annuity, except to the extent the same constitutes Proceeds of Pledged Collateral.

(b) The Pledgors shall maintain the property and liability insurance specified in Sections 4.19 and 6.6 of the Credit Agreement (including paying all premiums in respect thereof), and shall provide certificates to the Administrative Agent setting forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. Such insurance certificates shall be accompanied by endorsements of the related insurance policies which endorsements shall (except as otherwise agreed by the Administrative Agent in its discretion) (i) name the Administrative Agent, for the ratable benefit of the Secured Parties, as lender loss payee, in the case of property or casualty insurance, and as an additional insured, in the case of liability insurance, as its interests may appear and (ii) provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof.

(c) In the event that the net cash proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such proceeds shall be held in trust for the benefit of the Administrative Agent and promptly after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Loan Documents.

Section 4.9 Intellectual Property.

(a) Except to the extent that could not reasonably be expected to have a Material Adverse Effect, all registrations and applications for Copyrights, Patents and Trademarks owned by a Pledgor are standing in the name of such Pledgor, and are subsisting in full force and effect;

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(b) Except to the extent that could not reasonably be expected to have a Material Adverse Effect, to such Pledgor’s knowledge, the Intellectual Property Collateral is valid and enforceable and no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of such Pledgor’s right to register, or such Pledgor’s rights to own or use, any Intellectual Property Collateral and no such action or proceeding is pending or, to such Pledgor’s knowledge, threatened;

(c) Except to the extent that could not reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property Collateral does not infringe upon or otherwise violate any intellectual property owned or controlled by a third party in any respect and no such claim has been made or threatened that remains unresolved; to such Pledgor’s knowledge, no third party is infringing upon or otherwise violating any Intellectual Property Collateral in any respect, and no such claim has been made or threatened by such Pledgor that remain unresolved.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

Section 5.1 Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within thirty days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.2 and Section 3.3 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

Section 5.2 Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing, and except as otherwise provided in the Credit Agreement:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.

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(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Loan Documents, including Section 7.5 of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of Securities Collateral shall be delivered to the Administrative Agent in accordance with Section 3.2 and Section 3.3 hereof, as applicable.

(b) So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to the exercise of any and all voting rights and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default and prior written notice by the Administrative Agent to such Pledgor:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(a)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(c)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

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Section 5.3 Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Governing Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

Section 5.4 Certain Agreements of Pledgors As Issuers and Holders of Capital Stock.

(a) In the case of each Pledgor which is an issuer of Securities Collateral owned by another Pledgor, such Pledgor, as an issuer, (i) agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Capital Stock issued by it) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) agrees that it shall not follow any instructions from a third party with respect to the appliacble Securities Collateral until the security interest in such Securities Collateral has been released in accordance with this Agreement and the other Loan Documents.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Governing Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

Section 6.1 Intellectual Property Collateral Schedule; Grant of Intellectual Property License.

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(a) Each item of registered Intellectual Property Collateral (and applications therefor) of each Pledgor is set forth on Schedule 6.1 hereto. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under ARTICLE VIII hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Pledgor hereby grants to the Administrative Agent, during the continuance of an Event of Default, to the extent it has the legal right to do so, an irrevocable (until the termination of this Agreement; provided that any sublicenses granted by the Administrative Agent during such period shall continue for their term as direct licenses from the relevant Pledgor) and nonexclusive license to use, assign, license or sublicense and otherwise exploit any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

(b) Each Pledgor shall not do any act or omit to do any act that results in any of the material Intellectual Property Collateral lapsing, or becoming abandoned, dedicated to the public, forfeited or unenforceable, or which would materially adversely affect the validity, grant, or enforceability of the security interest in the material Intellectual Property Collateral granted to the Administrative Agent herein.

Section 6.2 After-Acquired Property. If any Pledgor shall at any time after the date hereof obtain any rights to any additional Intellectual Property Collateral, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (and in any event no less frequently than quarterly with submission of the financial statements delivered pursuant to Section 6.1(b) of the Credit Agreement) provide to the Administrative Agent written notice of any registrations of or applications to register the foregoing and, at the Administrative Agent’s request, confirm the attachment of the Lien and security interest created by this Agreement to any of the foregoing by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedule 6.1 to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

Section 6.3 Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name and in accordance with its reasonable business judgment, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of

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any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.3 in accordance with the Loan Documents. In the event that the Administrative Agent shall elect not to bring suit as permitted pursuant to this Section 6.3 to enforce the Intellectual Property Collateral upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

Section 7.1 Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

Section 7.2 Pledgors Remain Liable under Receivables and Contracts. Anything herein to the contrary notwithstanding, each Pledgor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Receivable and in accordance with and pursuant to the terms and provisions of each such Contract. None of the Secured Parties shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or under any Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Secured Party of any payment relating to such Receivable or Contract pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Pledgor under or pursuant to any Receivable (or any agreement giving rise thereto) or under or pursuant to any Contract, to make any payment, to make any inquiry as

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to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Receivable (or any agreement giving rise thereto) or under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 7.3 Communication with and Notice to Receivable Obligors and Contracting Parties. The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with account debtors on the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables. Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Pledgor shall notify account debtors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent on behalf and for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. Such notification shall be accomplished by each Pledgor by:

(i) notifying the account debtor of such assignment of proceeds and giving irrevocable instructions to pay the proceeds, without offset or counterclaim or, in the event there is an existing netting agreement with such account debtor, the net proceeds to a Deposit Account designated by the Administrative Agent; or

(ii) causing the account debtor to send the Administrative Agent written confirmation that such account debtor shall pay the proceeds to a Deposit Account designated by the Administrative Agent without offset or counterclaim or, in the event there is an existing netting agreement with such account debtor, that the net proceeds shall be paid to such account; or

(iii) entering a valid, enforceable written agreement with the account debtor relating to the assignment of proceeds, containing irrevocable payment instructions for account debtor to pay the proceeds to a Deposit Account designated by the Administrative Agent without offset or counterclaim or, in the event there is an existing netting agreement with such account debtor, that the net proceeds shall be paid to such account.

At any time after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent, in its reasonable discretion, shall determine whether each Pledgor has satisfactorily performed the notification of assignment of the proceeds, and (b) in the event the Administrative Agent determines that such notification has not been satisfactorily performed, the Administrative Agent may, upon written notice to such Pledgor, give written notification of the assignment of proceeds to the account debtor, indicating the Lenders’ reliance on the account debtor to pay proceeds without offset or counterclaim or, in the event there is an existing netting agreement with such account debtor, the net proceeds to the Deposit Account designated by the Administrative Agent.

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Section 7.4 Collections on Receivables. The Administrative Agent hereby authorizes each Pledgor to collect such Pledgor’s Receivables, subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Pledgor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Pledgor in the exact form received, duly endorsed by such Pledgor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only, as hereinafter provided, and (ii) until so turned over, shall be held by such Pledgor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Pledgor. Each such deposit of any Proceeds constituting collections of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in such deposit. All Proceeds constituting collections of Receivables while held by the Administrative Agent (or by any Pledgor in trust for the Administrative Agent and the other Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time after the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of the funds on deposit in said collateral account on account of the Secured Obligations in such order as the Administrative Agent may elect, and any part of such funds which the Administrative Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Administrative Agent to the Pledgors or to whomsoever may be lawfully entitled to receive the same. At the Administrative Agent’s request, each Pledgor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to such Pledgor’s Receivables, including, without limitation, all original orders, invoices and shipping receipts.

Section 7.5 Certain Government Receivables. With respect to Receivables or Contracts, in each case, that constitute Pledged Collateral, to which the counterparty or obligor is a Governmental Authority, such Pledgor shall, as soon as reasonably practicable after the request by the Administrative Agent, take any commercially reasonable actions under the Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. §3723, et seq.) or any similar law required to permit or approve the assignment of the rights to payment thereunder or thereon to the Administrative Agent on behalf of and for the benefit of the Secured Parties.

ARTICLE VIII

REMEDIES

Section 8.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

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(a) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to the Administrative Agent;

(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(d) is of the essence. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in ARTICLE IX hereof;

(f) Retain and apply the Distributions to the Secured Obligations as provided in ARTICLE IX hereof;

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(g) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(h) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any ride of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

Section 8.2 Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

Section 8.3 Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the

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time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this ARTICLE VIII in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

Section 8.4 Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially

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reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may reasonably request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

Section 8.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

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(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

Section 8.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall, at the Administrative Agent’s request, execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or reasonably appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate for a reasonable period to enable such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE IX

APPLICATION OF PROCEEDS

Section 9.1 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Loan Documents. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for

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the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Loan Documents. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the other Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any relevant change to any Pledgor or to the Collateral. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

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Section 10.2 Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement or the other Loan Documents (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder and under the Credit Agreement, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and ware-housemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) discharge Liens (except for Permitted Liens) or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Loan Documents. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of the Loan Documents. Neither the provisions of this Section 10.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement or any other Loan Document nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Loan Documents, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 10.3 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person in accordance with and pursuant to the Credit Agreement and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

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Section 10.4 Termination; Release. When all of the Secured Obligations have been paid in full (other than the obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable) and the Revolving Commitments and the Swingline Commitments have expired or been sooner terminated and all Letters of Credit issued under the Credit Agreement have been terminated or Cash Collateralized in accordance with the provisions of the Credit Agreement (the “Discharge of Obligations”), this Agreement shall automatically, and without any action by any party hereto, terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in the possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be. Notwithstanding anything to contrary set forth in this Agreement, each Secured Approved Counterparty by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that (i) the security interests granted under this Agreement of the Obligations of any Pledgor and its Subsidiaries under any Secured Hedge Agreement and any Treasury Services Agreement shall be automatically released upon the Discharge of Obligations, in each case, unless the Obligations under any such Secured Hedge Agreement or any such Treasury Services Agreement are due and payable at such time (it being understood and agreed that this Agreement and the security interests granted herein shall survive solely as to such due and payable Obligations and until such time as such due and payable Obligations have been paid in full in cash in immediately available funds) and (ii) any release of Collateral or of a Pledgor, as the case may be, effected in the manner permitted by this Agreement shall not require the consent of any Secured Approved Counterparty.

Section 10.5 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

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Section 10.6 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.6.

Section 10.7 Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.11, 10.12 and 10.17 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

Section 10.8 Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.9 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.10 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 10.11 No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Taxes on the Pledged Collateral or any part thereof.

Section 10.12 No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

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Section 10.13 No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 10.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

Section 10.14 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, or any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guaranty, for all or any of the Secured Obligations;

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(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any other Loan Document or any other agreement or instrument; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

Section 10.15 Administrative Agent’s Fees and Expenses. The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as and to the extent provided in Section 10.5 of the Credit Agreement and the provisions of Section 10.5 of the Credit Agreement shall be incorporated by reference herein and apply to the Pledgors mutatis mutandis.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

EXTENDED STAY AMERICA, INC., as a Pledgor

By:
Name:
Title:

ESH HOSPITALITY STRATEGIES LLC, as a Pledgor

By:
Name:
Title:

ESH STRATEGIES MEZZANINE B LLC, as a Pledgor

By:
Name:
Title:

ESH STRATEGIES MEZZANINE A LLC, as a Pledgor

By:
Name:
Title:

ESH STRATEGIES FRANCHISE LLC, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

ESH STRATEGIES HOLDINGS LLC, as a Pledgor

By:
Name:
Title:

ESH STRATEGIES BRANDING LLC, as a Pledgor

By:
Name:
Title:

ESA MANAGEMENT, LLC, as a Pledgor

By:
Name:
Title:

ESH MEZZANINE 2 HOLDINGS LLC, as a Pledgor

By:
Name:
Title:

ESH MEZZANINE C-2 LLC, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

ESH MEZZANINE B-2 LLC, as a Pledgor

By:
Name:
Title:

ESH MEZZANINE A-2 LLC, as a Pledgor

By:
Name:
Title:

NEW ESA P PORTFOLIO OPERATING LESSEE LLC, as a Pledgor

By:
Name:
Title:

ESA P PORTFOLIO OPERATING LESSEE LLC, as a Pledgor

By:
Name:
Title:

NEW ESA 2007 OPERATING LESSEE LLC, as a Pledgor

By:
Name:
Title:

ESA 2007 OPERATING LESSEE LLC, as a Pledgor

[Signature Page to Security Agreement]

By:
Name:
Title:

ESA LVP OPERATING LESSEE LLC, as a Pledgor

By:
Name:
Title:

[Signature Page to Security Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Security Agreement]

Schedule 2.1

Commercial Tort Claims

Schedule 3.1(a)

Pledged Securities

Schedule 3.1(b)

Intercompany Notes

Schedule 3.5(a)

Instruments & Tangible Chattel Paper

Schedule 3.5(b)

Deposit Accounts

Schedule 3.5(c)

Securities Accounts & Commodities Accounts

Schedule 3.5(d)

Electronic Chattel Paper & Transferable Records

Schedule 6.1

Intellectual Property

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 30, 2016, made by EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”) and the subsidiary guarantors from time to time party thereto (the “Subsidiary Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Capital Stock of the undersigned) without further consent by the applicable Pledgor, and (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [ ], 20[ ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 30, 2016, made by EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”) and the subsidiary guarantors from time to time party thereto (the “Subsidiary Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

CLASS OF STOCK OR ISSUER INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 30, 2016, made by EXTENDED STAY AMERICA, INC., a Delaware corporation (the “Borrower”) and the subsidiary guarantors from time to time party thereto (the “Subsidiary Guarantors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [     ] (the “New Pledgor”), pursuant to Section 3.6 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Subsidiary Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Subsidiary Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.

The New Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether the New Pledgor is an organization, the type of organization and any organizational identification number issued to the New Pledgor, (ii) any financing or continuation statements or other documents without the signature of the New Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the New Pledgor or in which the New Pledgor otherwise has rights” or using words of similar import and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. The New Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [ ], 20[ ], by [ ] and [ ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement, dated as of August 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acclaimed, the Pledgors hereby agree with the Administrative Agent as follows:

Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For the purposes of this Copyright Security Agreement, the term “Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

Section 2. Grant of Security Interest in Copyright Collateral. As collateral security for the payment and performance in full of all of the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest of such Pledgor in, to and under all the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time:

(a) all Copyrights, including the Copyrights listed on Schedule 1 attached hereto: and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

Section 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

Section 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

Section 6. Governing Law. This Copyright Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [         ], 20[     ], by [     ] and [     ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement, dated as of August 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acclaimed, the Pledgors hereby agree with the Administrative Agent as follows:

Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For the purposes of his Patent Security Agreement, the term “Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

Section 2. Grant of Security Interest in Patent Collateral. As collateral security for the payment and performance in full of all of the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest of such Pledgor in, to and under all the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time:

(a) all Patents, including the Patents listed on Schedule 1 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

Section 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

Section 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

Section 6. Governing Law. This Patent Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[SIGNATORY]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [         ], 20[     ], by [     ] and [     ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Administrative Agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement, dated as of August 30, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable considerable, the receipt and sufficiency of which is hereby acclaimed, the Pledgors hereby agree with the Administrative Agent as follows:

Section 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For the purposes of this Trademark Security Agreement, the term “Trademark” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, trade names and other similar source identifiers, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any of the foregoing, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

Section 2. Grant of Security Interest in Trademark Collateral. As collateral security for the payment and performance in full of all of the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest of such Pledgor in, to and under all the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Trademark Collateral”):

(a) all Trademarks, including the Trademarks listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

Section 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 4. Termination. Upon the payment in full of the Secured Obligations and termination of the Security Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

Section 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

Section 6. Governing Law. This Trademark Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

, 20

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Extended Stay America, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.2(b) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

(a)	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 20[ ], and the related audited consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with, and include such footnotes as required pursuant to, GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP[1], prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to (i) the occurrence of the Revolving Termination Date or (ii) a failure to satisfy any financial covenant in the Credit Agreement (whether or not such failure has occurred).][2]

(b)	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries and its consolidated Subsidiaries as of [ ], 20[ ] and the related unaudited consolidated statements of income or operations for the fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail. These financial statements present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.][3]

[1]	Or any other independent certified public accounting firm of nationally recognized standing in accordance with Section 6.1(a) of the Credit Agreement.
[2]	To be included if accompanying annual financial statements only.
[3]	To be included if accompanying quarterly financial statements only. May be satisfied with respect to such financial information by furnishing the Borrower’s Form 10-Q filed with the SEC.

(c)	[Attached as Exhibit B hereto is a detailed consolidated budget for the fiscal year ending December 31, 20[ ] on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.][4]

(d)	[Attached as Exhibit C hereto are copies of amendments to the Operating Leases and Management Agreements entered into since the later of the Closing Date the end of the fiscal quarter for which the previous Compliance Certificate was delivered.][5]

(e)	To the best of my knowledge, each Loan Party during the accounting period covered by the attached financial statements or information and as of the date of this Compliance Certificate has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

(f)	I have obtained no knowledge of any Default or Event of Default except as specified in this Compliance Certificate.

(g)	[Attached as Exhibit D hereto is the information required by Section 6.2 of the Security Agreement.][6]

(h)	[Attached as Schedule 1 hereto are true and accurate calculations and information, as of [ ], 20[ ], to be used to determine compliance with the covenant set forth in Section 7.1(a) of the Credit Agreement.]7 [8]

[4]	To be included only in annual compliance certificate.
[5]	To be included when applicable.
[6]	Information required by Section 6.2 of the Security Agreement to be included in quarterly and annual compliance certificate.
[7]	Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.
[8]	Calculation of Consolidated Leverage Ratio to be included only if this Compliance Certificate is delivered with financial statements required under Section 6.1(a) or 6.1(b) of the Credit Agreement.

(i)	The following represent true and accurate calculations and information, as of [ ], 20[ ], to be used to determine compliance with the covenant set forth in Section 7.1(b) of the Credit Agreement:

Senior Loan-to-Value Ratio:

Consolidated Senior Debt	=	[ ]
Quotient of the Net Operating		[ ]
Income divided by 0.0925
Actual Ratio	=	[ ]%
Required Ratio	=	[ ]%

Supporting detail showing the calculation of Senior Loan-to-Value Ratio is attached hereto as Schedule 2.9 10 11

(cont’d from previous page)

[9]	Required commencing with the Compliance Certificate delivered for the Test Period ended September 30, 2016, but shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans and other Letters of Credit (excluding up to $30,000,000 of Letters of Credit and other Letters of Credit which have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) that are issued and/or outstanding is equal to or less than 25% of the Revolving Credit Facility.
[10]	All terms used in the clause 8 and calculations thereunder are as defined in (and calculated in accordance with the terms of) the ESH Credit Agreement as of the Closing Date.
[11]	Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

SCHEDULE 1

I.	ESA Net Operating Income (a — b)	Total for Last Four Fiscal Quarters
(a)	ESA Gross Income from Operations

(i)	all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the ESA Properties, if any, including parking revenue	[ ]

(ii)	all income and proceeds received from food and beverage operations and from catering services conducted from the ESA Properties, if any, even though rendered outside of the ESA Properties	[ ]

(iii)	all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the ESA Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)	[ ]

(iv)	all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the ESA Properties)	[ ]

(v)	all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “ESA Gross Income from Operations” if received in the ordinary course of the operation of the ESA Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)	[ ]

(vi)	interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on any reserve funds related to such ESA Properties	[ ]

(vii)	all other income from operation of the ESA Properties, including, without limitation, laundry and vending income	[ ]

(viii)	[Other][12]	[ ]

[12]	Excluding (1) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the ESA Properties; (2) consideration received at the ESA Properties for hotel accommodations, goods and services to be provided at other hotels not constituting, directly or indirectly, a portion of the ESA Properties, although arranged by, for or on behalf of Borrower, any Subsidiary of Borrower or Operating Lessee or Property Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the ESA Properties; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in ESA Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the employees at the ESA Properties; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the ESA Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the ESA Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded

(cont’d)

(b)	ESA Operating Expenses

(i)	the cost of all food and beverages sold or consumed, if any, and of all Operating Equipment and Operating Supplies placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the ESA Properties to the appropriate operating departments)	[ ]

(ii)	salaries and wages of personnel of the ESA Properties (regardless of whether such personnel are employees of a ESA Group Member, Operating Lessee or Property Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the ESA Properties whose primary duties consist of the management of the ESA Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the ESA Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the ESA Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence; and (E) who are not compensated on an hourly basis, their families and their belongings to the area in which the ESA Properties are located at the commencement of their employment at the ESA Properties and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts	[ ]

(iii)	the cost of all other goods and services obtained by any ESA Group Member, Operating Lessee or Property Manager in connection with its operation of the ESA Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems,	[ ]

(cont’d from previous page)

revenues; (11) rent payments made and received under the Operating Leases; and (12) proceeds from the sale of any ESA Property, including Net Sales Proceeds.

computer equipment and elevators, if any), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles

(iv)	the cost of repairs to and maintenance of the ESA Properties	[ ]

(v)	insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the ESA Properties (as distinguished from any property damage insurance on the ESA Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that ESA Group Member and Property Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered)	[ ]

(vi)	all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against any ESA Group Member, Operating Lessee or Property Manager with respect to the operation of the ESA Properties	[ ]

(vii)	without duplication of any amount paid or reimbursed under the Management Agreement, legal fees and fees of the Independent CPA for services directly related to the operation of the ESA Properties	[ ]

(viii)	without duplication of any amount paid or reimbursed under the Management Agreement, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities	[ ]

(ix)	without duplication of any amount paid or reimbursed under the Management Agreement all expenses for advertising for the ESA Properties and all expenses of sales promotion and public relations activities	[ ]

(x)	without duplication of any amount paid or reimbursed under the Management Agreement, all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by any ESA Group Member, Operating Lessee or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation	[ ]

of the ESA Properties under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by any ESA Group Member, Operating Lessee or any of their Affiliates other than the offices maintained at the ESA Property for the management of such ESA Property and excluding transportation costs of ESA Group Members, Operating Lessee or the Property Manager related to meetings between the ESA Group Member, Operating Lessee and Property Manager with respect to administration of the Management Agreement or of the ESA Properties involving travel away from such party’s principal executive offices)

(xi)	without duplication of any amount paid or reimbursed under the Management Agreement, the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to ESA Properties in ESA Group Member’s system	[ ]

(xii)	the cost associated with any retail Leases and all costs and expenses of owning, maintaining, conducting and supervising the operation of the ESA Properties to the extent such costs and expenses are not included above	[ ]

(xiii)	any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Property Manager under the Management Agreement	[ ]

(iv)	[Other][13]	[ ]

II.	Consolidated Leverage Ratio (a ÷ b)	Total for Last 4 Fiscal Quarters

(a)	Consolidated Total Debt as of such date

(i)	the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP	[ ]

minus

(ii)	all obligations of the Borrower and its Subsidiaries, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements	[ ]

minus

(iii)	the liquidation value of all redeemable preferred Capital Stock of the Borrower and its Subsidiaries	[ ]

[13]	Excluding (i) depreciation and amortization, (ii) any Capital Expenditures in connection with the ESA Properties, (iii) deposits required to be made to the reserve funds related to such ESA Properties, and (iv) rent paid by Lessee under the Lease.

(b)	Consolidated EBITDA1415 for the applicable Reference Period

(i)	ESA Net Operating Income for such Reference Period	[ ]

plus

(ii)	without duplication, the sum of	[ ]

(A)	any recurring cash income of the Borrower or any of its Subsidiaries	[ ]

(B)	to the extent reflected as a charge in the statement of such ESA Net Operating Income for such Reference Period, any non-cash expenses or losses	[ ]

(C)	to the extent reflected as a charge in the statement of such ESA Net Operating Income for such Reference Period, any non-recurring or extraordinary expenses or losses[16]	[ ]

minus

(iii)	without duplication, the sum of	[ ]

(A)	all actual non-property level management, marketing and other allocated general and administrative expenses of the Borrower or any Subsidiary thereof and all other expenses that appear on the income statement of the Borrower	[ ]

(B)	to the extent included in the statement of such ESA Net Operating Income for such Reference Period, any non-cash income or gains	[ ]

(C)	to the extent included in the statement of such ESA Net Operating Income for such Reference Period, any non-recurring or extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such ESA Net Operating Income for such Reference Period, gains on the sales of assets outside of the ordinary course of business)	[ ]

(D)	any cash payments made during such Reference Period in respect of items described in row (b)(ii)(C) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of ESA Net Operating Income, all as determined on a consolidated basis	[ ]

Ratio (a ÷ b)

	Required Consolidated Leverage Ratio Compliance	8.75 to 1.0 [Yes] [No]

[14]	If at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period.
[15]	If during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
[16]	Not to exceed $100,000,000 in the aggregate after the Closing Date (net of any deductions pursuant to row (b)(iii)(C) below).

SCHEDULE 2

Senior Loan-to-Value Ratio:1

(1)	Consolidated Senior Debt:

the sum of: [2]

at any date, the aggregate principal amount of all Indebtedness (other than (i) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements or (ii) the liquidation value of all redeemable preferred Equity Interests of such Person) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP:

that is secured by a Lien of any asset or property of the Borrower or any Restricted Subsidiary; and incurred by any Subsidiary of the Borrower

Consolidated Senior Debt

(2)	Net Operating Income:

(a) Gross Income from Operations

the sum of:

(i) rent payments made under the Operating Leases received by or on behalf of the Borrower or any Restricted Subsidiary of the Borrower

(ii) that portion of all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by the Borrower, any of the Restricted

[1]	Capitalized terms used and not defined in this “Senior Loan-to-Value Ratio” calculation shall have the meanings set forth in (and be calculated in accordance with the terms of) the ESH Credit Agreement.
[2]	Excluding (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amounts under commercial letters of credit shall not be counted until three Business Days after such amount is undrawn and (ii) Indebtedness of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.

Subsidiaries or by the Manager on behalf of the Borrower and the Restricted Subsidiaries, for the use, occupancy or enjoyment, or license to use, occupy or enjoy the Properties, or any part thereof, or received by the Borrower, any of the Restricted Subsidiaries or by the Manager on behalf of the Borrower or any of the Restricted Subsidiaries for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the operation of the Properties, including, without limitation:

(A)	all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties, if any, including parking revenue

(B)	all income and proceeds received from food and beverage operations and from catering services conducted from the Properties, if any, even though rendered outside of the Properties

(C)	all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)

(D)	all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties)

(E)	all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in the definition of “Gross Income from Property Operations” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)

(F)	interest on credit accounts, rent concessions or credits, and other required pass-throughs

(G)	all other income from operation of the Properties, including, without limitation, laundry and vending income but excluding:

(1) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the Properties

(2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels not constituting directly or indirectly, a portion of the Properties, although arranged by, for or on behalf of the Borrower or any of the Restricted Subsidiaries or the Manager

(3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the Properties

(4) Hotel Taxes

(5) Awards (except to the extent provided in clause

(D) above)

(6) refunds of amounts not included in Property Operating Expenses at any time and uncollectible accounts

(7) gratuities collected by the employees at the Properties

(8) the proceeds of any permitted financing

(9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business

(10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues

(11) rent payments made and received under the Operating Leases

(12) proceeds from the sale of any of the Properties, including Net Proceeds from Dispositions

Gross Income from Operations

minus

(b)	Operating Expenses

the sum, without duplication, of the portion paid by or on behalf of the Borrower or any Restricted Subsidiary of the Borrower of all costs and expenses of operating, maintaining, directing, managing and supervising the Properties[3], or as otherwise specifically provided therein, which are properly attributable to the period under consideration under the Borrower or any Restricted Subsidiary’s and/or Manager’s system of accounting, including, without limitation: [4]

(i) the cost of all food and beverages sold or consumed, if any, and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, if any, including such items bearing the name or identifying characteristics of the hotels as the Borrower or any Restricted Subsidiary, Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms)[5]

[3]	Incurred by the Borrower or any Restricted Subsidiary (or by the Manager on behalf of Operating Lessee pursuant to a Management Agreement, for the account of the Borrower or any Restricted Subsidiary).
[4]	Excluding, (i) depreciation and amortization, (ii) any Capital Expenditures in connection with the Properties and (iii) rent paid by Operating Lessee under the Operating Leases.
[5]	Operating Equipment and Operating Supplies are considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments.

(ii)	salaries and wages of personnel of the Properties (regardless of whether such personnel are employees of the Borrower or any Restricted Subsidiary or Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Properties whose primary duties consist of the management of the Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this line item; and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Properties are located at the commencement of their employment at the Properties and all other expenses not otherwise specifically referred to in this calculation which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts[6]

(iii)	the cost of all other goods and services obtained by the Borrower or any Restricted Subsidiary or Manager in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all services performed by

[6]	If the Executive Hotel Personnel are on the payroll of Investors or any Affiliate of Investors, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by the Borrower and the Restricted Subsidiaries) shall be billed by said Affiliate to and be reimbursed by the Borrower, the Restricted Subsidiaries and/or Manager monthly, and such reimbursement shall be an Operating Expense.

third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigeration, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators, if any), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles

(iv)	the cost of repairs to and maintenance of the Properties

(v)	insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types[7]

(vi)	all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Borrower or any of its Restricted Subsidiaries or Manager with respect to the operation of the Properties

[7]	The Borrower and its Restricted Subsidiaries and Manager must have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered).

(vii)	without duplication of any amount paid or reimbursed under a Management Agreement, legal fees and fees of any firm of independent certified public accounts designated from time to time by the Borrower and the Restricted Subsidiaries (the “Independent CPA”) for services directly related to the operation of the Properties

(viii)	without duplication of any amount paid or reimbursed under a Management Agreement, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Investors or any subsidiary of such Investors or division in connection therewith[8]

(ix)	without duplication of any amount paid or reimbursed under a Management Agreement, all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities

(x)	without duplication of any amount paid or reimbursed under a Management Agreement, all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Properties under a Management Agreement[9]

[8]	Such employment of Investors or of any such subsidiary or division of an Investor must be approved in advance by the Borrower and the Restricted Subsidiaries.
[9]	Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates other than the offices maintained at the Property for the management of such Property and excluding transportation costs of the Borrower or any of the Restricted Subsidiaries, Operating Lessee, or Manager related to meetings between the Borrower and or the Restricted Subsidiaries and Manager with respect to administration of a Management Agreement or of the Properties involving travel away from such party’s principal executive offices. Except as otherwise expressly provided under a Management Agreement with respect to employees regularly employed at the Properties, the salaries or wages of other employees or executives of the Investors or any of their Affiliates shall in no event be Operating Expenses, but they shall be

(cont’d)

(xi)	without duplication of any amount paid or reimbursed under a Management Agreement, the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower and the Restricted Subsidiaries’ system

(xii)	the cost associated with any retail Leases and all costs and expenses of owning, maintaining, conducting and supervising the operation of the Properties to the extent such costs and expenses are not included above

(xiii)	any management fees, basic and incentive fees or other fees and reimbursables paid or payable to a Manager under a Management Agreement

Operating Expenses

Net Operating Income

divided by 0.0925

Senior Loan-to-Value Ratio (Consolidated Senior Debt to (Net Operating Income divided by 0.0925))		[ ]%

Covenant Requirement		No more than
[45]%

(cont’d from previous page)

entitled to free room and board and the free use of all facilities at such times as they visit any Property exclusively in connection with the management of such Property.

EXHIBIT A TO COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT B TO COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT C TO COMPLIANCE CERTIFICATE

[None.][See attached.]

EXHIBIT D TO COMPLIANCE CERTIFICATE

1.	[Set forth below is a list of any additional registrations or applications for registration of Intellectual Property of all Loan Parties not previously disclosed to the Administrative Agent including, with respect to United States Intellectual Property, such information as is necessary for such Loan Party or to make appropriate filings in the USPTO and USCO] [There have been no changes to listing of Intellectual Property of the Loan Parties since [the Closing Date][the delivery of the Compliance Certificate dated [ ]]].

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of Extended Stay America, Inc., has executed this certificate for and on behalf of Extended Stay America, Inc., and has caused this certificate to be delivered as of the date first stated above.

EXTENDED STAY AMERICA, INC.

By:
Name:
Title:

EXHIBIT D

[FORM OF]

SECRETARY’S CERTIFICATE

[Loan Party]

August 30, 2016

I, [     ], the undersigned, do hereby certify that I am the [Secretary] [Assistant Secretary] of [Loan Party] (the “Company”) and, in such capacity, and not individually, on behalf of the Company, that:

1. Attached hereto as Exhibit A are true, correct and complete copies of the [Certificate of Incorporation] [Certificate of Formation], together with any and all amendments thereto (the “Filed Charter Documents”), of the Company as on file as of the date hereof with the Secretary of State of the State of Delaware. As of the date of this Certificate, the Filed Charter Documents have not been amended, modified, revoked or rescinded in any respect, no other charter documents have been filed with the Secretary of State of the State of Delaware, and no amendment, modification, revocation or rescission in any respect of the Filed Charter Documents has been authorized on behalf of the Company.

2. Attached hereto as Exhibit B are true, correct and complete copies of the [bylaws] [limited liability company agreement] [operating agreement] of the Company, together with any and all amendments thereto, as in full force and effect as of the date hereof. Except as set forth in Exhibit B, such bylaws have not been amended, modified, revoked or rescinded in any respect and remain in full force and effect as of the date hereof.

3. Attached hereto as Exhibit C are true, correct and complete copies of all the resolutions adopted by unanimous written consent of the [board of directors] [board of managers] [sole member] of the Company relating to the execution, delivery and performance of the Loan Documents (as defined in the Credit Agreement (as defined herein)) to which the Company is a party and the transactions contemplated thereby and such resolutions have not since their adoption been in any way modified or rescinded and are in full-force and effect on the date hereof. [As of the date hereof, there were no vacancies or unfilled newly-created directorships on the board.] The resolutions attached hereto as Exhibit C are the only resolutions adopted by the [board of directors] [board of managers] [sole member] or any committee thereof relating to the execution, delivery and performance of the Loan Documents to which the Company is a party and the transactions contemplated thereby and have been filed with the minutes of the proceedings of the [board of directors] [board of managers] [sole member].

[Remainder of Page Intentionally Left Blank]

Incumbency — Corporate Borrower

4. The following persons are, as of the date hereof, the duly elected, qualified, and acting officers of the Company, holding the offices set forth beside their names, and the signature appearing next to each name is the genuine signature of such officer:

Name	Office	Signature
[ ]	[ ]
[ ]	[ ]

Each person above is authorized to execute and deliver on behalf of the Company the Loan Documents (as defined in that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Company, as Borrower, the lenders from time to time party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent for the Lenders), and any other document, certificate, or instrument to be delivered in connection therewith (collectively, the “Transaction Documents”). The Transaction Documents have been duly executed and delivered by one or more of such authorized persons acting on behalf of the Company.

5. Attached hereto as Exhibit D is a true and correct copy of a certificate of good standing of the Company issued by the Secretary of State of the State of [Delaware]. As of the date hereof, no corporate action has been taken or notice received from a government official looking to the dissolution or liquidation of the Company.

[Remainder of Page Intentionally Left Blank]

Incumbency — Corporate Borrower

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name:
Title: Secretary

Secretary’s Certificate — Corporate Borrower

I, [                     ], [title] of the Company, do hereby certify that [                     ] is the duly elected, qualified and acting Secretary of the Company, and that the signature set forth above is the true and genuine signature of [                     ].

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

By:
Name:
Title:

EXHIBIT E

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(a) Assignor:

(b) Assignor [is][is not] a Defaulting Lender

(c) Assignee:

      [and is an Affiliate/Approved Fund of [Identify Lender]]26

(d) Borrower: Extended Stay America, Inc.

[26]	Select as applicable.

(e) Administrative Agent: Deutsche Bank AG New York Branch

(f) Credit Agreement: The Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent.

(g) Assigned Interest:27

	Aggregate Amount of		Percentage Assigned of
	Revolving	Amount of Revolving	Revolving
	Commitment/Revolving	Commitment/Revolving	Commitment/Revolving
Facility Assigned	Loans for all Lenders	Loans Assigned	Loans[28]
Revolving Commitment/Revolving Loans	$	$	%

Effective Date:                     , 20                    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including federal, state and foreign securities laws.

[27]	Must comply with the minimum assignment amount set forth in Section 10.6(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[28]	Set forth, to at least nine decimals, as a percentage of the Revolving Commitments/ Revolving Loans of all Lenders.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

By:
Name:
Title:

[Consented to and Accepted:]29

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent,

By:
Name:
Title:

Consented to:

[ISSUING LENDER], as an Issuing Lender

By:
Name:
Title:

[SWINGLINE LENDER], as Swingline Lender,

By:
Name:
Title:

[Consented to:][30]

[EXTENDED STAY AMERICA, INC., as Borrower,]

By:
Name:
Title:

[29]	To be included only if the consent of the Administrative Agent is required by Section 10.6(b)(i)(B) or Section 10.6(b)(ii)(A) of the Credit Agreement.
[30]	To be included only if the consent of the Borrower is required by Section 10.6(b)(i)(A) or Section 10.6(b)(ii)(A) of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Section 1. REPRESENTATIONS AND WARRANTIES.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) it is or is not a Defaulting Lender as indicated on this Assignment and Assumption, (iii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of any Loan Party’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of any Loan Party’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof (or, prior to the first such delivery, the financial statements referred to in Section 5.1 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender that is a U.S. Person, attached to this Assignment and Assumption is IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax, (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.18 of the Credit Agreement, duly completed and executed by the Assignee, and (vii) it does not bear a relationship to the Borrower as described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 2. PAYMENTS. FROM AND AFTER THE EFFECTIVE DATE, THE ADMINISTRATIVE AGENT SHALL MAKE ALL PAYMENTS IN RESPECT OF THE ASSIGNED INTEREST (INCLUDING PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER AMOUNTS) TO THE ASSIGNEE WHETHER SUCH AMOUNTS HAVE ACCRUED PRIOR TO OR ON OR AFTER THE EFFECTIVE DATE. THE ASSIGNOR AND THE ASSIGNEE SHALL MAKE ALL APPROPRIATE ADJUSTMENTS IN PAYMENTS BY THE ADMINISTRATIVE AGENT FOR PERIODS PRIOR TO THE EFFECTIVE DATE OR WITH RESPECT TO THE MAKING OF THIS ASSIGNMENT DIRECTLY BETWEEN THEMSELVES. NOTWITHSTANDING THE FOREGOING, THE ADMINISTRATIVE AGENT SHALL MAKE ALL PAYMENTS OF INTEREST, FEES OR OTHER AMOUNTS PAID OR PAYABLE IN KIND FROM AND AFTER THE EFFECTIVE DATE TO THE ASSIGNEE.

Section 3. GENERAL PROVISIONS. THIS ASSIGNMENT AND ASSUMPTION SHALL BE BINDING UPON, AND INURE TO THE BENEFIT OF, THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THIS ASSIGNMENT AND ASSUMPTION MAY BE EXECUTED IN COUNTERPARTS (AND BY DIFFERENT PARTIES HERETO ON DIFFERENT COUNTERPARTS), EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL, BUT ALL OF WHICH WHEN TAKEN TOGETHER SHALL CONSTITUTE A SINGLE CONTRACT. DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE OF THIS ASSIGNMENT AND ASSUMPTION BY FACSIMILE OR OTHER ELECTRONIC IMAGING SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART OF THIS ASSIGNMENT AND ASSUMPTION. THIS ASSIGNMENT AND ASSUMPTION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT F-1

FORM OF EXEMPTION CERTIFICATE

FOR FOREIGN LENDERS THAT ARE NOT

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among Extended Stay America, Inc., as borrower (the “Borrower”), the Lenders party thereto from time to time, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-2

FORM OF EXEMPTION CERTIFICATE

FOR FOREIGN PARTICIPANTS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among Extended Stay America, Inc., as borrower (the “Borrower”), the Lenders party thereto from time to time, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

FORM OF EXEMPTION CERTIFICATE

FOR FOREIGN PARTICIPANTS THAT ARE

NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among Extended Stay America, Inc., as borrower (the “Borrower”), the Lenders party thereto from time to time, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

FORM OF EXEMPTION CERTIFICATE

FOR FOREIGN LENDERS THAT ARE

PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among Extended Stay America, Inc., as borrower (the “Borrower”), the Lenders party thereto from time to time, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio exemption: (a) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which any payment is to be made to the undersigned, or in either of the two calendar years preceding any such payment.

[NAME OF LENDER],

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G

FORM OF INCREASING LENDER AGREEMENT

INCREASING LENDER AGREEMENT, dated                     , 20            (this “Agreement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not defined herein but defined therein being used herein as therein defined), among Extended Stay America, Inc. (the “Borrower”), the Lenders, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 2.22(c) of the Credit Agreement, in the event that the aggregate amount of Revolving Commitments of the Accepting Lenders with respect to a Repricing Election is less than the Total Revolving Commitments as then in effect, the Borrower has the right, subject to the terms and conditions thereof, to arrange for such shortfall to be provided by one or more Accepting Lenders agreeing to increase the amount of their Revolving Commitment; and

WHEREAS, pursuant to Section 2.22(c) of the Credit Agreement, the undersigned Increasing Lender (the “Increasing Lender”) now desires to increase the amount of its Revolving Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Agreement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. Increase Agreement. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Agreement it shall have its Revolving Commitment increased by $[         ], thereby making the aggregate amount of its total Revolving Commitments equal to $[                     ].

2. Conditions Precedent. This Agreement shall become effective upon the date (the “Increase Effective Date” on which the following conditions precedent have been satisfied:

(a) Increase Documents. The Administrative Agent shall have received (each of the following documents being referred to herein as an “Increase Document”):

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Increasing Lender, the Administrative Agent, the Swingline Lender and the Issuing Lenders;

(ii) if the Increasing Lender requests the same, a Note of the Borrower conforming to the requirements of the Credit Agreement and reflecting the Revolving Commitments of the Increasing Lender after giving effect to this Agreement, executed by a duly authorized officer of the Borrower;

(iii) a reaffirmation of the Subsidiary Guarantee, executed and delivered by a duly authorized officer of each party thereto; and

(iv) a reaffirmation of the Security Agreement and the other Collateral Documents, executed and delivered by a duly authorized officer of the Borrower.

(b) Increasing Lender. The Administrative Agent shall have received from the Increasing Lender the amounts required to be paid by the Increasing Lender to Section 2.22 of the Credit Agreement.

(c) Secretary’s Certificates. The Administrative Agent shall have received, with a counterpart for the Increasing Lender, a certificate of each Loan Party, dated as of the Increase Effective Date, substantially in the form of Exhibit D to the Credit Agreement, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent.

(d) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or analogous body) of each Loan Party authorizing the execution, delivery and performance of this Agreement and the Notes delivered on the Increase Effective Date and the other Increase Documents, and the reaffirmations of the applicable Loan Documents to which it is a party, certified by the secretary or an assistant secretary of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party as of the Increase Effective Date, which certification shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received, with a counterpart for the Increasing Lender, a certificate of each Loan Party, dated as of the date hereof, as to the incumbency and signature of the officers of such Loan Party, executing any Increase Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 2(c), shall be reasonably satisfactory in form and substance to the Administrative Agent.

(f) Organizational Documents. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received, with a counterpart for the Increasing Lender, true and complete copies of the Governing Documents of each Loan Party, certified as of the date hereof as complete and correct copies thereof by the secretary or an assistant secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 2(c) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received, with a copy for the Increasing Lender, certificates dated as of a recent date from the secretary of state or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization or formation and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h) Legal Opinions. The Administrative Agent shall have received, with a counterpart for the Increasing Lender, the executed legal opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. The legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the Increasing Lender may reasonably require.

(i) Fees. The Administrative Agent shall have received all fees and other amounts (including, without limitation, pursuant to Section 10.5 of the Credit Agreement) due and payable by the Borrower in connection with the effectiveness of this Agreement.

(j) Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be true and correct.

(k) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would result after giving effect to such increase in Revolving Commitments.

3. Representations and Warranties. To induce the Increasing Lender to enter into this Agreement, the Borrower hereby represents and warrants that, before and after giving effect to the increase of the Revolving Commitments of such Increasing Lender, the representations and warranties contained in the Credit Agreement and the other Loan Documents will be true and correct in all material respects as of the date hereof, as if made on and as of such date.

4. Disclaimer. The Increasing Lender acknowledges and agrees that neither the Administrative Agent nor any Lender party to the Credit Agreement (i) has made any representation or warranty and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto; or (ii) has made any representation or warranty and shall have no responsibility with respect to the financial condition of any Loan Party or any other obligor or the performance or observance by any Loan Party or any obligor of any of such Loan Party’s obligations under the Credit Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto. The Increasing Lender represents and warrants that it is legally authorized to enter into this Agreement.

5. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (e.g., “pdf’ or “tif’) shall be effective as delivery of a manually executed counterpart hereof.

(c) This Agreement contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

EXTENDED STAY AMERICA, INC., as Borrower

By:
Name:
Title:

Acknowledged as of the date first written above:

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent

By:
Name:
Title:

Consented to as of the date first written above:

[ISSUING LENDER] as an Issuing Lender

By:
Name:
Title:

[SWINGLINE LENDER] as the Swingline Lender

By:
Name:
Title:

EXHIBIT H

FORM OF NEW LENDER AGREEMENT

NEW LENDER AGREEMENT, dated                 , 201_ (this “Agreement”), to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Extended Stay America, Inc. (the “Borrower”), the Lenders, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to Section 2.22(c) of the Credit Agreement, in the event that the aggregate amount of Revolving Commitments of the Accepting Lenders with respect to a Repricing Election is less than the Total Revolving Commitments as then in effect, the Borrower has the right, subject to the terms and conditions thereof, to arrange for such shortfall to be provided by one or more banks, financial institutions or other entities agreeing to extend Revolving Commitments; and

WHEREAS, the undersigned New Lender (the “New Lender”) was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. Extension Agreement. The undersigned New Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Agreement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Revolving Commitment of $[                 ].

2. Conditions Precedent. This Agreement shall become effective upon the date (the “New Lender Effective Date” on which the following conditions precedent have been satisfied:

(a) New Lender Documents. The Administrative Agent shall have received (each of the following documents being referred to herein as an “New Lender Document”):

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the New Lender, the Administrative Agent, the Swingline Lender and the Issuing Lenders;

(ii) if the New Lender requests the same, a Note of the Borrower conforming to the requirements of the Credit Agreement and reflecting the Revolving Commitments of the New Lender after giving effect to this Agreement, executed by a duly authorized officer of the Borrower;

(iii) a reaffirmation of the Guaranty, executed and delivered by a duly authorized officer of each party thereto; and

(iv) a reaffirmation of the Security Agreement, and the other Collateral Documents, executed and delivered by a duly authorized officer of the Borrower.

(b) New Lender. The Administrative Agent shall have received from the New Lender (i) the amounts required to be paid by the New Lender to Section 2.22 of the Credit Agreement and (ii) an administrative questionnaire in which the New Lender designates one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information) will be made available and who may receive such information in accordance with the New Lender’s compliance procedures and applicable law, including federal, state and foreign securities laws.

(c) Secretary’s Certificates. The Administrative Agent shall have received, with a counterpart for the New Lender, a certificate of each Loan Party, dated as of the New Lender Effective Date, substantially in the form of Exhibit D to the Credit Agreement, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent.

(d) Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors (or analogous body) of each Loan Party authorizing the execution, delivery and performance of this Agreement and the Notes delivered on the New Lender Effective Date and the other New Lender Documents, and the reaffirmations of the applicable Loan Documents to which it is a party, certified by the secretary or an assistant secretary of such Loan Party or, if applicable, of the general partner or managing member or members of such Loan Party, as of the New Lender Effective Date, which certification shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Incumbency Certificates. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received, with a counterpart for the New Lender, a certificate of each Loan Party, dated as of the date hereof, as to the incumbency and signature of the officers of such Loan Party executing any New Lender Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 2(c), shall be reasonably satisfactory in form and substance to the Administrative Agent.

(f) Organizational Documents. To the extent the following have been amended, supplemented or otherwise modified since the Closing Date, the Administrative Agent shall have received, with a counterpart for the New Lender, true and complete copies of the Governing Documents of each Loan Party, certified as of the date hereof as complete and correct copies thereof by the secretary or an assistant secretary of such Loan Party, which certification shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 2(c) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) Good Standing Certificates. The Administrative Agent shall have received, with a copy for the New Lender, certificates dated as of a recent date from the secretary of state or other appropriate authority, evidencing the good standing of each Loan Party (i) in the jurisdiction of its organization or formation and (ii) in each other jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires it to qualify as a foreign Person except, as to this subclause (ii), where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(h) Legal Opinions. The Administrative Agent shall have received, with a counterpart for the New Lender, the executed legal opinion of counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. The legal opinion shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent and the New Lender may reasonably require.

(i) Fees. The Administrative Agent shall have received all fees and other amounts (including, without limitation, pursuant to Section 10.5 of the Credit Agreement) due and payable by the Borrower in connection with the effectiveness of this Agreement.

(j) Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be true and correct.

(k) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would result after giving effect to such extension of Revolving Commitments.

3. Representations and Warranties. To induce the New Lender to enter into this Agreement, the Borrower hereby represents and warrants that, before and after giving effect to the extension of Revolving Commitments of such New Lender, the representations and warranties contained in the Credit Agreement and the other Loan Documents will be true and correct in all material respects as of the date hereof, as if made on and as of such date.

4. Disclaimer. The New Lender acknowledges and agrees that neither the Administrative Agent nor any Lender party to the Credit Agreement (i) has made any representation or warranty and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto; or (ii) has made any representation or warranty and shall have no responsibility with respect to the financial condition of any Loan Party or any other obligor or the performance or observance by any Loan Party or any obligor of any of such Loan Party’s obligations under the Credit Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto. The New Lender represents and warrants that it is legally authorized to enter into this Agreement, and the New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1(b) and Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Lenders or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (iv) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

5. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (e.g., “pdf’ or “tif’) shall be effective as delivery of a manually executed counterpart hereof.

(c) This Agreement contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF NEW LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

EXTENDED STAY AMERICA, INC., as Borrower

By:
Name:
Title:

Acknowledged as of the date first written above:

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent

By:

By:
Name:
Title:

Consented to as of the date first written above:

[ISSUING LENDER] as an Issuing Lender

By:
Name:
Title:

[SWINGLINE LENDER] as the Swingline Lender

By:
Name:
Title:

EXHIBIT I

[Reserved]

EXHIBIT J

[Reserved]

EXHIBIT K

FORM OF SUBSIDIARY PERFECTION CERTIFICATE

PERFECTION CERTIFICATE

OF

[                             ] AND [                                ]

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Extended Stay America, Inc. (the “Borrower”), the Lenders, including the Swingline Lender and the Issuing Lenders, party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein, but not defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to Section 6.10(b) of the Credit Agreement, certain Subsidiaries created or acquired by the Loan Parties after the Closing Date are required to complete and execute this perfection certificate.

The following information (in the form of separate schedules for each of them) is provided by and on behalf of [                    ] and [                        ] (each an “Obligor” and together the “Obligors”), each a Subsidiary of a Loan Party, in connection with the Credit Agreement and the other Loan Documents.

1.	Identity. Schedule I hereto sets forth with respect to each Obligor:

(i)	the current jurisdiction of organization of such Obligor and each state in which such Obligor is qualified to do business as a foreign entity;

(ii)	(A) the exact name of the Obligor as it appears in its organizational documents[1] and (B) if such name was different at any time during the last three years, the exact spelling of each such other name and the date on which such other name was adopted as the name of such Obligor;

(iii)	(A) the organizational identification number of such Obligor or (B) that it has none;

(iv)	whether such Obligor does business under any other names, and if so, each such other name; and

[1]	Please provide copies of the organizational documents for each Obligor.

(v)	whether such Obligor has or uses any trade names or trade styles, and if so, each such trade name and trade style.

2.	Organizational Structure. Schedule II hereto sets forth with respect to each Obligor:

(i)	whether, during the last three years, such Obligor has ever changed its structure or form of organization (e.g., a change from a general partnership or limited partnership to a corporation or limited liability company), and if so, the name and nature of the predecessor entity;

(ii)	whether, during the last three years, such Obligor was ever incorporated or otherwise organized in any different state or other jurisdiction from its current jurisdiction of organization, and if so, the date of such other organization and the name and the jurisdiction of organization of the predecessor entity; and

(iii)	whether, during the last three years, such Obligor was ever the subject of a merger or consolidation with or into another entity, and if so, the name, nature and jurisdiction of organization of each predecessor entity and the nature of the transaction.

3.	Chief Executive Office; Places of Business. Schedule III sets forth with respect to each Obligor:

(i)	the current address (including county) of such Obligor’s chief executive office;

(ii)	if different from the information in the preceding clause (i), the place where such Obligor keeps its books and records (including computer records) relating to its accounts, contracts, chattel paper, general intangibles or other property;

(iii)	whether any of the books and records (including computer records) relating to any of its property are maintained with a third-party (including, without limitation, a computer service firm), and if so, the name and address (including county) of such third-party; and

(iv)	the address (including county) of each place of business of such Obligor other than those listed in (i) through (iii) above or in 4 below, the nature of the activity conducted at each such location.

4.	Equity, Other Investments and Loans. Schedule IV sets forth (i) all equity interests owned by each Obligor, including information regarding percentage ownership, certificate numbers (if applicable) and whether or not each such equity interest is certificated and (ii) all intercompany loans and other investments (other than Investment Property listed in Schedule IX) and whether such investments are evidenced by promissory notes or other instruments.

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5.	Accounts and Contracts. Schedule V sets forth with respect to each Obligor:

(i)	whether any of such Obligor’s accounts receivable are payable by (a) the United States of America or any state or any department or agency of any thereof or (b) by an insurance company under or pursuant to any policy of insurance, and in such case if so, the aggregate amount thereof and the percentage that such amount represents of such Obligor’s accounts, in each case as of a recent specified date; which such Obligor in its sole discretion, exercised in good faith, deems to be material.

(ii)	a list of all contracts and agreements of each Obligor entered into outside the ordinary course of business which such Obligor in its sole discretion, exercised in good faith, and deems to be material.

6.	Inventory, Equipment and Other Goods. Schedule VI sets forth, as of the date hereof with respect to each Obligor: the address (including county) of each location where such party keeps or maintains inventory or other goods, and whether such location is owned by such party or leased by such party, or whether such inventory or other goods are held by a third party (and if so, information indicating the nature of such third party’s possession of such inventory or other goods).

7.	Intellectual Property. Schedule VII sets forth, as of the date hereof descriptions, registration numbers, application numbers, registration dates and other recordation information with respect to intellectual property, including patents, trademarks, trade names and copyrights, in each case owned or licensed by any Obligor.

8.	Special Property. Schedule VIII sets forth, as of the date hereof with respect to each Obligor: whether any of the Obligor’s property includes automotive equipment, ships and other vessels, aircraft or railroad locomotives and other rolling stock, whether owned or leased.

9.	Deposit Accounts, Commodity Accounts, Securities Accounts. Schedule IX sets forth:

(i)	Deposit Accounts. A list of all deposit accounts in which any of the Obligors has any interest (including the name of the depositary institution, the name of the account, the account number, the purpose of the account, the approximate average balance of the account, and any other interests (including security interests) held by any person in the account). Indicate whether any person (including any person with a security interest in a deposit account) has control rights over such deposit accounts, and if so the source of such rights.

(ii)	Commodity Accounts. A list of all commodity accounts in which any of the Obligors has any interest (including the name of the commodity broker or other institution at which the commodity account is maintained, the name of the account, the account number, the purpose of the account, the type of commodity contracts held in the account, the approximate average balance of the account, and any other interests (including security interests) held by any person in the account). Indicate whether any person (including any person with a security interest in a commodity account) has control rights over such commodity accounts, and if so the source of such rights.

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(iii)	Securities Accounts. A list of all securities accounts in which any of the Obligors has any interest (including the name of the securities intermediary or other institution at which such securities account is maintained, the name of the account, the account number, the purpose of the account, the types of securities and other financial assets held in such account and the approximate average balance of the account, and any other interests (including security interests) held by any person in the account). Indicate whether any person (including any person with a security interest in a securities account) has control rights over such securities accounts, and if so the source of such rights.

10.	Real Property. Schedule X sets forth all locations of real property owned or leased by any Obligor.

11.	Litigation. Schedule XI sets forth, with respect to each Obligor:

(i)	A description of all material lawsuits pending or threatened in writing against any such party, including estimated damages if such lawsuit is adversely determined.

(ii)	A description of all material infringement actions or challenges to ownership of patents, trademarks, service marks or copyrights issued to, applied for or owned by any such party.

(iii)	A description of all material consent decrees, judgments, orders and injunctions outstanding against any such party.

(iv)	A description of all material settlement agreements pursuant to which any such party will be obligated to make payments to or will be entitled to receive payments from a third party.

12.	Commercial Tort Claims. Schedule XII sets forth, as of the date hereof, a list of commercial tort claims held by each Obligor in which it reasonably expects to recover an amount greater than $1,000,000, including a brief description thereof.

13.	Letter-of-Credit Rights. Schedule XIII sets forth, as of the date hereof, a list of all letters of credit issued in favor of each Obligor as beneficiary thereunder.

14.	Representation and Warranty; Acknowledgment. Each of the undersigned hereby represents and warrants that the information set forth in this Perfection Certificate is true, correct and complete in all material respects. Each of the undersigned acknowledges that this Perfection Certificate is provided in connection with the Credit Agreement, and that the Lenders and the Agent will rely upon the information contained herein (including the Schedules attached hereto). Each of the undersigned further acknowledges and agrees that the information so contained herein shall be deemed to be a representation and warranty by the Borrower under the Credit Agreement, and that any material misstatements or omissions contained herein may constitute an Event of Default under the Credit Agreement.

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IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

OBLIGOR:

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By:
Name:
Title: